Exhibit 10.8

EXECUTION COPY

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL
PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE
BEEN SEPARATELY FILED WITH THE COMMISSION

ASSET PURCHASE AGREEMENT

by and among

DIRECT IME CORP.

EXAMWORKS GROUP, INC.,

DIRECT IME,

DIRECT IME INC.,

DIRECT IME OCCUPATIONAL THERAPY SERVICES INC.,

ELEANOR CUMISKEY,

and

GREG CUMISKEY

DATED AS OF JUNE 30, 2010

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Section 13.13	Cooperation Following the Closing	70
Section 13.14	Transaction Costs	70

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ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of June 30, 2010, is made and entered into by and among DIRECT IME CORP., a corporation incorporated under the laws of the Province of Ontario (the “Purchaser”); EXAMWORKS GROUP, INC., a Delaware corporation and the ultimate parent of the Purchaser (the “Parent”); DIRECT IME, a partnership registered with the Province of Ontario (the “Seller”); DIRECT IME INC., a corporation incorporated under the laws of the Province of Ontario (“Gregco”), and DIRECT IME OCCUPATIONAL THERAPY SERVICES INC., a corporation incorporated under the laws of the Province of Ontario (“Eileenco”), the sole partners of the Seller (the “Partners”); and GREG CUMISKEY, the sole shareholder of Gregco and ELEANOR CUMISKEY, previously known as Eileen Roche, the sole indirect beneficial shareholder of Eileenco (the “Founders”).

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     WHEREAS, upon and subject to the terms and conditions set forth herein, the Seller proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Seller, substantially all of the assets used or held for use by the Seller in the conduct of its business, and the Purchaser proposes to assume certain of the liabilities and obligations of the Seller as set forth herein;

     WHEREAS the Seller and the Partner Parties propose to enter into various restrictive covenants in respect of the Business following the purchase by the Purchaser, including a covenant not to compete with the Business;

     WHEREAS, it is in the interests of the Partner Parties that the Seller enter into the transactions contemplated herein with the Purchaser;

     WHEREAS, the Partner Parties acknowledge that the Seller’s assumption of the obligations provided for in this Agreement is an inducement to the Purchaser to enter into this Agreement;

     WHEREAS, the Parent has agreed to guarantee the performance of the obligations of the Purchaser under this Agreement;

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I
DEFINITIONS

     Section 1.1 Certain Definitions. The following terms, as used herein, have the meanings set forth below:

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     “2009 Financial Statements” means the compiled balance sheet of the Seller as of February 28, 2010, and the compiled statement of operations and retained earnings of the Seller for the twelve (12) months then ended.

     “Accounting Referee” means one of the following accounting firms, as chosen by the Purchaser (provided such firm is and continues to be at the relevant time independent from the Purchaser): Deloitte LLP, Ernst & Young LLP, PricewaterhouseCoopers LLP, Grant Thornton LLP, RSM Richter or BDO Dunwoody LLP.

     “Acquisition Transaction” has the meaning set forth in Section 7.4.

     “Additional Financial Statements” means (a) the compiled balance sheet of the Seller as of December 31, 2009, and the compiled statement of operations and retained earnings of the Seller for the twelve (12) months then ended; and (b) the internal balance sheet of the Seller as of March 31, 2010, and the internal statement of operations and retained earnings of the Seller for the three (3) months then ended.

     “Administrative Agent” means Fifth Third Bank, an Ohio banking corporation, in its capacity as administrative agent to the Loan Agreement.

     “Affiliate” of any specified Person means any other Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such specified Person.

     “Affiliate Loan” has the meaning set forth in Section 7.15(a).

     “Agreement” means this Asset Purchase Agreement, as may be amended, supplemented or modified from time to time.

     “Allocation Schedule” has the meaning set forth in Section 3.8.

     “Assets” has the meaning set forth in Section 2.1.

     “Assignment and Assumption Agreement” has the meaning set forth in Section 10.2(c).

     “Assumed Contracts” has the meaning set forth in Section 2.1(d).

     “Assumed Liabilities” has the meaning set forth in Section 2.3(b).

     “Bill of Sale” has the meaning set forth in Section 10.2(b).

     “Business” means the Seller’s business of arranging and facilitating medical assessments (including, without limitation, multidisciplinary assessments, functional abilities evaluations, independent medical examinations, job site and in home assessments, vocational and psycho-vocational assessments, radiology reviews, nerve conduction studies, medical file reviews and treatment reviews), occupation therapy assessments (including, without limitation, attendant care needs assessments, assistive devices services and occupational therapy/kinesiology intervention), and related services (including, without limitation, physical examinations, peer review and other

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review of medical records, appearing and testifying as expert witness in legal proceedings, assisting in legal discovery, medical testing services, medical seminars and other medical consulting services) for insurance companies, attorneys and other third parties to examine, validate, independently review and evaluate, as the case may be, workers compensation, liability, personal injury, disability and other medical claims, billing and pricing matters.

     “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto, Ontario.

     “Casualty” has the meaning set forth in Section 7.16.

     “Closing” has the meaning set forth in Section 10.1.

     “Closing Date” means the date on which the Closing occurs.

     “Closing Date Indebtedness” means any indebtedness of the Seller with respect to (a) borrowed money (other than the Excluded Affiliate Debt), (b) notes payable (other than the Excluded Affiliate Debt), (c) capital leases, (d) Severance Costs, and (e) installment sale Contracts or other Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment or similar penalties and expenses, as of the Closing Date; provided, that Closing Date Indebtedness shall not include any Assumed Liabilities included in the calculation of Net Working Capital and set forth in the Final Working Capital Schedule.

     “Closing Date Indebtedness Statement” has the meaning set forth in Section 3.2.

     “College” means the college of a health profession or group of health professions established or continued under an Act named in Schedule 1 of the Regulated Health Professions Act, 1991, S.O. 1991, c. 18, including for certainty the Medicine Act, 1991.

     “Confidential Information” means any data or information concerning the Seller, the Business (including trade secrets) or the Purchaser, without regard to form, regarding (for example and including) (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; (f) the fact that the Seller is an acquisition target or the Purchaser is the purchaser or any information regarding this Agreement or the transactions contemplated hereby; (g) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is or becomes known and in the public domain through means that do not involve a breach by the Seller or a Partner Party of any covenant or obligation set forth in this Agreement.

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     “Contract” means any contract, sub-contract, agreement, Lease, license, commitment, sale and purchase order, note, loan agreement or any other arrangement or understanding of any kind, whether written or oral, and whether express or implied.

     “Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

     “Current Assets” means (a) Receivables, (b) security deposits, (c) cash, cash equivalents and marketable securities in the amount of $50,000, and (d) income taxes recoverable.

     “Customer” means a customer of the Seller that paid the Seller (a) at least $50,000 in the aggregate during the twelve (12) months ended February 28, 2010 or (b) more than $12,500 in the aggregate during the three (3) months ended April 30, 2010.

     “Customer Overpayments” means customer overpayments, double payments, or erroneous payments on account of services already performed, or deposits, advanced payments or prepayments for services or work which has not been performed as of the Closing or is reasonably not expected to be performed by the Business following the Closing, to the extent such liabilities are not reflected in the income statements of the Seller for the period in which such overpayment, double payment, erroneous payment or deposit was received by the Seller and are not set out in the Final Working Capital Schedule.

     “Direct Claim” has the meaning set forth in Section 12.3(c).

     “Disclosure Schedules” has the meaning set forth in Article IV.

     “EBITDA” means earnings before interest, taxes, depreciation and amortization.

     “EBITDA Shortfall” means the amount by which Holdback Period EBITDA is less than $[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

     “Eileenco” has the meaning set forth in the Preamble.

     “Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current and former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, welfare plan, (b) each retirement, pension or supplemental pension plan, (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment

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benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits, and (d) each other employee benefit plan, fund, program, agreement or arrangement.

     “Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement or any other Contract, including offers for any of the above, respecting the terms and conditions of employment or payment of compensation in respect to any current or former director, officer or employee of the Seller, other than Medical Consulting Agreements.

     “Environmental Laws” means all Laws relating to pollution, Hazardous Materials or protection of health, safety or the environment.

     “ExamWorks Financial Statements” means (a) the audited consolidated balance sheet of ExamWorks US as of December 31, 2009, and the audited statement of operations and cash flows of ExamWorks US for the year then ended, and (b) the unaudited consolidated balance sheet of ExamWorks US as of March 31, 2010, and the unaudited consolidated statement of operations and cash flows of ExamWorks US for the calendar quarter then ended.

     “ExamWorks US” means ExamWorks, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent.

     “Excess EBITDA” means the amount by which Holdback Period EBITDA is greater than $[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

     “Excluded Affiliate Debt” means indebtedness owed to or due from a Partner Party, or any Affiliate of the Seller or a Partner Party, by or to the Seller other than Leases.

     “Excluded Assets” has the meaning set forth in Section 2.2.

     “Expiration Date” has the meaning set forth in Section 11.1(f).

     “Final Holdback Adjustment Schedule” means the Holdback Adjustment Schedule, as finally determined pursuant to Section 3.5.

     “Final Working Capital Schedule” means the Working Capital Schedule, as finally determined pursuant to Section 3.4.

     “Founders” has the meaning set forth in the preamble.

     “Founder Employment Agreement” has the meaning set forth in Section 9.1(n).

     “GAAP” means generally accepted accounting principles as applied in Canada, including those principles stated in the Handbook of the Canadian Institute of Chartered Accountants.

     “Governmental Entity” means any domestic or foreign government, whether, federal, provincial, state, regional, local or municipal, any College and any governmental agency,

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governmental authority, court, governmental tribunal or governmental tribunal of any kind whatsoever.

     “Government Health Care Programs” means any healthcare payment program operated by a federal or provincial government of Canada and includes any entity that contracts with a Canadian Governmental Entity to administer or assist in the administration of a government program.

     “Gregco” has the meaning set forth in the preamble.

     “Harmonized Sales Tax” means the harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada).

     “Hazardous Materials” means any pollutant, contaminant, chemical or substance, any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound, and any hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of medical waste, asbestos, urea formaldehyde, polychlorinated biphenyls, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

     “Holdback Adjustment Schedule” means a statement of the Holdback Period Revenue and Holdback Period EBITDA, together with a calculation of any Holdback Period Deficit or Holdback Period Surplus.

     “Holdback Amount” has the meaning set forth in Section 3.3(b).

     “Holdback Cash” has the meaning set forth in Section 3.6(b).

     “Holdback Period” means the period from October 1, 2010 through September 30, 2012.

     “Holdback Period EBITDA” means the EBITDA of the Purchased Business for the Holdback Period, it being understood that any unusual and infrequent expenses shall be added back to calculate such EBITDA to the extent such expenses impact earnings; provided, for greater certainty, that such unusual and infrequent expenses added back to calculate such EBITDA shall include, without limitation, any expenses of head office of Parent or of any affiliated entity of Parent (other than the Purchaser or other entity containing the Purchased Business) allocated to the Purchased Business.

     “Holdback Period Deficit” means, (a) in the event there is a Revenue Shortfall but no EBITDA Shortfall, an amount equal to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] percent ([CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]%) of such Revenue Shortfall, multiplied by 4.75, (b) in the event there is an EBITDA Shortfall but no Revenue Shortfall, an amount equal to such EBITDA Shortfall, multiplied by 4.75, or (c) in the event both a Revenue Shortfall and an EBITDA Shortfall exist, an amount equal to the EBITDA Shortfall, multiplied by 4.75.

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     “Holdback Period Revenue” means the revenues of the Purchased Business for the Holdback Period.

     “Holdback Period Surplus” means an amount equal to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] percent ([CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]%) of Excess EBITDA, up to a maximum of $[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]; provided that in no event shall a Holdback Period Surplus exist unless the Holdback Period Revenue is greater than $[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

     “Holdback Shares” has the meaning set forth in Section 3.3(b).

     “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party.

     “Indemnifying Party” has the meaning set forth in Section 12.3(a).

     “Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; (f) all Software, databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.

     “Joinder” has the meaning set forth in Section 9.1(p).

     “Knowledge” means, with respect to any individual, all facts known or that reasonably should have been known by such individual, and with respect to the Seller, all facts known or that reasonably should have been known by the Partners, Greg Cumiskey and Sandy MacSpadyen, in each case on the date hereof or on the Closing Date, as applicable, following reasonable inquiry and diligence with respect to the matters at hand.

     “Labour Laws” means all applicable Laws governing or concerning labour relations, collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labour Relations Act, 1995 (Ontario), the Human Rights Code (Ontario), the Occupational Health and Safety Act (Ontario), the Pay Equity Act (Ontario), the Employment Standards Act, 2000 (Ontario), the Workplace Safety and Insurance Act, 1997 (Ontario) or predecessor to that Act and the Employment Insurance Act (Canada), and similar laws of other Provinces of Canada.

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     “Laws” means all applicable laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, codes, directives, guidelines, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued or entered by, all Governmental Entities.

     “Leased Real Property” means the parcels of real property of which the Seller is the lessee or sublessee (together with all fixtures and improvements thereon).

     “Leases” means, collectively, all leases, subleases, offers to lease, licenses, or other occupancy agreements in respect of any real property or premises in any building of any kind whatsoever, under which any of the Seller and/or any Partner Party is bound in respect of the Business, as modified, extended, renewed or amended from time to time.

     “Lenders” means the lenders party to the Loan Agreement from time to time.

     “Licenses” means all notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor, including, without limitation, workers’ compensation, independent medical examination, independent review organization, and utilization review licenses, registrations and permits.

     “Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

     “Loan Agreement” means that certain Loan and Security Agreement dated as of December 18, 2009, as the same may be amended, restated, supplemented or modified, by and among ExamWorks US, its subsidiaries, Parent, the Administrative Agent, and the lenders party thereto.

     “Losses” means any and all claims, liabilities, obligations, damages, losses, costs, diminution of value, expenses, penalties, fines and judgments (including reasonable amounts paid in settlement, costs of investigation and reasonable attorney’s fees and expenses), whenever arising or incurred, and whether arising out of a Third Party Claim, subject to Section 12.10 (Insurance and Tax Recoveries).

     “Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of facts, changes, events, effects or occurrences) that has, has had or is reasonably likely to have a materially adverse effect on the financial condition, Business, results of operations, properties, assets or liabilities (including contingent liabilities) of the Seller or the Assets, including, limitation, (a) any cancellation of, or threatened cancellation of, the Seller’s relationships with any Customer to the extent not disclosed on Schedule 4.24, (b) any change in Laws affecting the Seller or the Business of the Seller or any part thereof, (c) the bankruptcy or insolvency of the Seller, or (d) a material change in the composition of the panel of physicians used by the Seller as of the date of the Agreement to conduct the Business. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) has prevented or materially delayed, or would be reasonably likely to prevent or materially delay, the performance

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by the Seller or a Partner Party of its or his obligations hereunder or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, a Material Adverse Effect shall not include any fact, change, event, effect or occurrence, directly or indirectly, resulting from or relating to SABS, or to the impact or potential impact of the Harmonized Sales Tax.

     “Medical Consulting Agreements” means Contracts, including any fee schedules, with physicians or medical personnel for the provision of services related to the Business (or which the Seller arranges or facilitates as part of the Business) on an independent contractor basis.

     “Net Working Capital” means Working Capital as of the close of business on the Closing Date.

     “New Shares” has the meaning set forth in Section 3.6(f).

     “Noncompete Period” means the period beginning on the Closing Date and continuing for a period of five (5) years after the Closing Date.

     “Notice of Claim” has the meaning set forth in Section 12.3(c).

     “Parent” has the meaning set forth in the preamble.

     “Parent Stock” means the common stock of the Parent, $.0001 par value per share.

     “Parent Stockholders’ Agreement” has the meaning set forth in Section 6.11.

     “Parent Stock Value” means $42.28.

     “Partner Party” means, individually, Gregco, Eileenco, Greg Cumiskey or Eleanor Cumiskey.

     “Partner Parties” means, collectively, the Partners and the Founders.

     “Partners” has the meaning set forth in the preamble.

     “Party” means, individually, the Parent, the Purchaser, the Seller, Gregco, Eileenco, Eleanor Cumiskey and/or Greg Cumiskey.

     “Parties” means, collectively, the Parent, the Purchaser, the Seller, Gregco, Eileenco, Eleanor Cumiskey and Greg Cumiskey.

     “Payoff Letter” has the meaning set forth in Section 9.1(g).

     “Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practices and not yet delinquent, (c) in the case of the Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the

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affected parcel by the Seller, or (ii) have more than an immaterial effect on the value thereof or its use in connection with the Business and (d) Liens set out in Schedule 1.1.

     “Person” means any individual, corporation, partnership (including limited partnerships), joint venture, limited liability company, trust, Governmental Entity, or other organization.

     “PPM” has the meaning set forth in Section 6.6.

     “Practice of Medicine” means a physician’s practice of medicine in connection with, or any ownership interest of any kind in a business, clinic or any facility engaged in, the treatment of patients, (including, without limitation, a treatment clinic, or a physician’s physiotherapy or chiropractic practice), but not in connection with independent medical examinations and related services, or any other services performed, arranged or facilitated by the Seller as of the Closing Date (except for any such examinations or related services or other services provided to or on behalf of the Parent or any of its Affiliates).

     “Purchase Price” has the meaning set forth in Section 3.1.

     “Purchased Business” means the division of the Purchaser which holds the Assets and Assumed Liabilities following the Closing.

     “Purchaser’s Plans” has the meaning set forth in Section 7.8(a)(iii).

     “Purchaser” has the meaning set forth in the preamble.

     “Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by a Purchaser Party in connection with the transactions contemplated hereby.

     “Purchaser Basket” has the meaning set forth in Section 12.5.

     “Purchaser Cap” has the meaning set forth in Section 12.5.

     “Purchaser Deductible” has the meaning set forth in Section 12.5.

     “Purchaser Indemnified Parties” means the Purchaser Parties and their Affiliates, their respective officers, directors, members, managers, employees, agents and representatives, and the heirs, executors, successors and assigns of any of the foregoing.

     “Purchaser Losses” has the meaning set forth in Section 12.1.

     “Purchaser Note” has the meaning set forth in Section 3.3(b).

     “Purchaser Party” means, individually, the Purchaser or the Parent.

     “Purchaser Parties” means, collectively, the Purchaser and the Parent.

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     “Receivables” means the Seller’s accounts receivable, notes receivable (other than Excluded Affiliate Debt) and other receivables, less the sum of the allowance for doubtful accounts and unapplied payments, each as of the close of business on the Closing Date.

     “Release Date” has the meaning set forth in Section 3.5(e).

     “Reference Balance Sheet” means the compiled balance sheet of the Seller as of February 28, 2010.

     “Registered Intellectual Property” means all: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with or by any Governmental Entity.

     “Revenue Shortfall” means the amount by which the Holdback Period Revenue is less than $[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

     “Required Consent” has the meaning set forth in Section 4.4.

     “SABS” means Ontario Regulation 34/10 (Statutory Accident Benefits Schedule —Effective September 1, 2010) or any subsequent amendment, change, restatement, supplement or modification to the Statutory Accidents Benefits Schedule under the Insurance Act (Ontario).

     “Securities Act” means the United States Securities Act of 1933, as amended.

     “Seller” has the meaning set forth in the preamble.

     “Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Seller or a Partner Party in connection with the transactions contemplated hereby.

     “Seller Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Seller or to which the Seller makes or has made, or has or has had an obligation to make, contributions at any time or with respect to which the Seller has any liability or obligation.

     “Seller Indemnified Parties” means the Seller and its Affiliates, the Partner Parties, and their respective officers, directors, managers, members, partners, shareholders, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

     “Seller Intellectual Property” means any Intellectual Property that is owned by, licensed to or used by the Seller in the conduct of the Business.

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     “Seller Licensed Software” means all Software that is used in the conduct of the Business (including off-the-shelf software) other than Seller Proprietary Software.

     “Seller Losses” has the meaning set forth in Section 12.2.

     “Seller Proprietary Software” means all Software owned by the Seller.

     “Seller Registered Intellectual Property” means all of the Registered Intellectual Property owned by or filed in the name of the Seller.

     “Severance Costs” means, severance, termination, pay in lieu of notice and other costs and related benefits to which any employee is entitled for any reason as a result of the termination of their employment with the Seller as of the Closing, and to which any employee who is not a Transferred Employee is entitled before, on or after the Closing, including, without limitation, vacation pay, accrued salary, wages, commissions and bonuses (and applicable withholding taxes).

     “Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

     “Specifically Excluded Liabilities” has the meaning set forth in Section 2.4.

     “Stockholders’ Agreement” means that certain Stockholders’ Agreement of the Parent, dated as of July 14, 2008, among the Parent and each of its stockholders, as the same may be amended, restated, supplemented or modified.

     “Subordination Agreement” has the meaning set forth in Section 9.1(m).

     “Supplier” means any supplier of goods or services to which the Seller paid more than $50,000 in the aggregate during the twelve (12) months ended February 28, 2010 or $12,500 during the three (3) months ended April 30, 2010. Suppliers include non-employee physicians and other medical personnel who perform services for the Seller’s Business.

     “Surviving Representations” has the meaning set forth in Section 12.4.

     “Target Net Working Capital” means an amount equal to $1,530,292. The calculation of the Target Net Working Capital is set forth on Exhibit 1.1.

     “Taxes” means all taxes (whether current or deferred), assessments, charges, duties, rates, fees, imposts, levies and other charges of a Governmental Entity, including income, franchise, capital, real property, personal property, tangible, withholding, employment, employer health, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, customs duties, goods and services, consumption, gross receipts, stamp, countervail, value-added and all other taxes of any kind imposed by any Governmental Entity, whether disputed or not, and any related charges, interest or penalties imposed by any Governmental Entity and all Canada Pension Plan contributions and employment insurance premiums or similar contributions/premiums required in any foreign jurisdictions.

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     “Tax Return” means any tax or information return, report, declaration or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

     “Termination Date” means the date prior to the Closing on which this Agreement is terminated in accordance with Article XI.

     “Territory” means the country of Canada.

     “Third-Party Claim” has the meaning set forth in Section 12.3(a).

     “Transferred Employee” has the meaning set forth in Section 7.8(a)(i).

     “Transferred Shares” has the meaning set forth in Section 3.3(b)(ii).

     “U.S. GAAP” means generally accepted accounting principles in the United States consistently applied.

     “Working Capital” means, as of a certain date, Current Assets included in the Assets, less accounts payable and accrued expenses of a type operating in nature, in each case of a type and category reflected on Exhibit 1.1.

     “Working Capital Deficit” means the amount by which the Net Working Capital is less than the Target Net Working Capital.

     “Working Capital Schedule” means a statement of Net Working Capital, as calculated in accordance with GAAP using the accrual method of accounting consistently applied.

     “Working Capital Surplus” means the amount by which the Net Working Capital is greater than the Target Net Working Capital.

     Section 1.2 Other Definitions. The terms “Dollars” and “$” shall mean Canadian dollars, unless otherwise expressly provided herein.

ARTICLE II
PURCHASE AND SALE

     Section 2.1 Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, the Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, assume, acquire and accept from the Seller, all right, title and interest of the Seller in and to, except for the Excluded Assets, all of its assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, and wherever situated, in existence on the date hereof and any additions thereto on or before the Closing Date (such assets, properties and rights being referred to as the “Assets”), free and clear of all Liens other than Permitted Liens. The Assets shall include, without limitation, the Seller’s right, title and interest in and to the following assets, properties and rights:

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     (a) cash, cash equivalents and marketable securities in the amount of $50,000 at Closing, which shall be transferred to the Purchaser at the Closing;

     (b) deposits (including security deposits), advances (including employee advances), pre-paid expenses and credits (including pre-paid independent medical examinations);

     (c) fixed assets, vehicles, equipment, machinery, tools, furnishings, computer hardware and fixtures;

     (d) the Contracts set forth on Exhibit 2.1(d) (the “Assumed Contracts”);

     (e) the Seller Intellectual Property, including, without limitation, the “Direct IME” name and all Intellectual Property rights associated therewith, and internet domain names and registrations;

     (f) phone numbers used in the Business;

     (g) the Receivables, the proceeds thereof and any security therefor;

     (h) causes of action, lawsuits, judgments, claims and demands of any nature, whether arising by way of counterclaim or otherwise, other than any claims for Tax refunds;

     (i) all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights;

     (j) goodwill;

     (k) all Licenses, including those set forth on Schedule 4.25;

     (l) insurance proceeds and insurance awards receivable with respect to any of the Assets which arise from or relate to events occurring prior to or on the Closing Date; and

     (m) information, files, correspondence, records, data, plans, reports, and recorded knowledge, including customer, supplier, physician, price and mailing lists, and all accounting or other books and records of the Seller in whatever media retained or stored, including computer programs and disks.

     Section 2.2 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Assets shall not include the following assets, properties and rights of the Seller (collectively, the “Excluded Assets”):

     (a) ownership and other rights with respect to the Seller Benefit Plans;

     (b) the constating documents, minute books, and certificates representing partnership interests and registers of the Seller;

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     (c) the Employment Agreements;

     (d) the Excluded Affiliate Debt;

     (e) the rights that accrue to the Seller hereunder;

     (f) policies of insurance (and any cash or surrender value thereon);

     (g) all personal artwork of Greg Cumiskey described on Exhibit 2.2(g) located at the premises of the Business;

     (h) refunds or other entitlements with respect to Taxes to the period to and including the Closing;

     (i) cash, cash equivalents and marketable securities in excess of $50,000 (but, for greater certainty, Excluded Assets shall not include deposits as set out in Section 2.1(b) and any cash received on the payment of accounts receivable in accordance with Section 7.15(b)); and

     (j) all bank accounts of the Seller.

     Section 2.3 Assumption of Assumed Liabilities.

     (a) Except as provided in Section 2.3(b) and notwithstanding anything to the contrary contained herein, the Purchaser shall not assume, in connection with the transactions contemplated hereby, any liability or obligation of the Seller whatsoever, whether known or unknown, disclosed or undisclosed, accrued or hereafter arising, absolute or contingent, and the Seller shall retain responsibility for all such liabilities and obligations.

     (b) Effective as of the Closing, the Purchaser shall assume the following liabilities and obligations of the Seller (collectively, the “Assumed Liabilities”):

     (i) the obligations of the Seller under each Assumed Contract, except to the extent such obligations are required to be performed on or prior to the Closing Date, are not disclosed on the face of such Assumed Contract (except for any ordinary course operating and procedural changes), or accrue and relate to the operation of the Seller’s business prior to the Closing Date;

     (ii) the current liabilities of the Seller included in the Final Working Capital Schedule;

     (iii) trade accounts payable;

     (iv) liabilities relating to any Transferred Employee in respect of the period after the Closing Date, to the extent arising out of or related to such Transferred Employee’s employment with Purchaser after the Closing Date.

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     Section 2.4 Specifically Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 2.3(a), the Assumed Liabilities shall not include, and in no event shall the Purchaser assume, agree to pay, discharge or satisfy any liability or obligation hereunder or otherwise have any responsibility for any liability or obligation of the Seller (together with all other liabilities that are not Assumed Liabilities, the “Specifically Excluded Liabilities”):

     (a) relating to any liability or obligation (including accounts payable) of or owed to a Partner Party or any Affiliate of the Seller or a Partner Party;

     (b) for any Taxes with respect to any period ending on or before the Closing Date;

     (c) for any Closing Date Indebtedness;

     (d) relating to guarantees of any indebtedness of any Person;

     (e) relating to, resulting from, or arising out of, (i) claims made in pending or future suits, actions, investigations or other legal, governmental or administrative proceedings or (ii) claims based on violations of or liability at Law (including any Environmental Law, privacy laws (other than in respect of the transfer, under this Agreement, of records containing information without providing notice and/or obtaining consent), workers’ compensation, employment practices or health and safety matters), breach of Contract, or any other actual or alleged failure of the Seller to perform any obligation (under any Law (other than Laws relating to privacy in respect of the transfer, under this Agreement, of records containing information without providing notice and/or obtaining consent), License or Contract), in each case arising out of, or relating to, (v) acts or omissions that shall have occurred, (w) services performed or sold, (x) the ownership or use of the Assets, (y) conditions that existed at the Closing, or (z) the operation of the Seller’s business, prior to the Closing;

     (f) pertaining to any Excluded Asset;

     (g) relating to, resulting from, or arising out of, any former operation of the Seller that has been discontinued or disposed of prior to the Closing;

     (h) under or relating to any Seller Benefit Plan including any obligation or liability to make any payment or payments to any Person as a result of the transactions contemplated hereby, whether or not such liability or obligation arises prior to, on or following the Closing Date, and

     (i) arising or incurred in connection with the negotiation, preparation and execution hereof and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Seller, except as provided in Section 13.14.

The Specifically Excluded Liabilities shall include all claims, actions, litigation and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

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ARTICLE III
PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS

     Section 3.1 Purchase Price. Subject to adjustment pursuant to Section 3.4, Section 3.5 and Section 12.11 hereto, the aggregate amount to be paid for the Assets (the “Purchase Price”) shall be $16,698,170. In addition to the foregoing payment, as consideration for the sale, assignment, transfer and delivery of the Assets, the Purchaser shall assume and discharge the Assumed Liabilities.

     Section 3.2 Statement of Closing Date Indebtedness. Not less than two (2) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement (the “Closing Date Indebtedness Statement”), signed by an officer of the Seller, which sets forth, by creditor, the aggregate amount of the Closing Date Indebtedness. Copies of the Payoff Letters, delivered in accordance with Section 9.1(g) hereof, shall be attached to the Closing Date Indebtedness Statement.

     Section 3.3 Payment of Purchase Price. On the Closing Date, the Purchaser shall, from the Purchase Price:

     (a) repay or cause to be repaid on behalf of the Seller the Closing Date Indebtedness, as set forth in the Closing Date Indebtedness Statement;

     (b) issue to the Seller a promissory note in the form set out as Exhibit 3.3(b) in the amount of $4,174,543, constituting a portion of the Purchase Price, (the “Purchaser Note”) and, in consideration for the assignment of the Purchaser Note by the Seller to the Parent:

     (i) cause the Parent to issue to the Seller 78,988 shares of Parent Stock (the “Holdback Shares”) for a subscription price equal to $3,339,634 (the “Holdback Amount”), to be held as partial security for the obligations of the Seller and the Partner Parties hereunder as further provided in Section 3.6 below; and

     (ii) cause the Parent to issue to the Seller 19,747 shares of Parent Stock (the “Transferred Shares”) for a subscription price equal to $834,909; and

     (c) pay or cause to be paid to the Seller, in cash, an amount equal to $12,523,627 minus the amount of the Closing Date Indebtedness (as set forth in the Closing Date Indebtedness Statement).

     In connection with Section 3.3(b), (a) the Seller hereby agrees that, upon the receipt of the Purchaser Note from the Purchaser, the Seller shall immediately subscribe for the Holdback Shares and the Transferred Shares and (b) in accordance with Section 7.23, the Parent hereby agrees that it shall issue to the Seller the Holdback Shares (subject to Section 3.6 below) and the Transferred Shares and that the assignment of the Purchaser Note from the Seller to the Parent shall satisfy the subscription price for such shares.

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     Section 3.4 Working Capital Adjustment.

     (a) Within ninety (90) days following the Closing Date, the Purchaser shall, at its sole cost and expense, prepare and deliver to the Seller the Working Capital Schedule and its calculation of the Working Capital Surplus or Working Capital Deficit, if any, based thereon.

     (b) The Seller shall have thirty (30) days following receipt of the Working Capital Schedule delivered pursuant to Section 3.4(a) during which to notify the Purchaser of any dispute of any item contained therein, which notice shall set forth in detail the basis for such dispute. The Purchaser and the Seller shall cooperate in good faith to resolve any such dispute as promptly as possible. Upon such resolution, the Final Working Capital Schedule shall be prepared in accordance with the agreement of the Purchaser and the Seller and the calculation of the Working Capital Surplus or Working Capital Deficit, if any, based thereon shall be final and binding upon the Parties. In the event the Seller does not notify the Purchaser of any such dispute within such thirty (30)-day period or notifies the Purchaser within such period that it does not dispute any item contained therein, the Working Capital Schedule delivered pursuant to Section 3.4(a) shall constitute the Final Working Capital Schedule and the Purchaser’s calculation of the Working Capital Surplus or Working Capital Deficit, if any, based thereon shall be final and binding upon the Parties.

     (c) For the purposes of the Seller’s review of the Working Capital Schedule and the Purchaser’s calculation of the Working Capital Surplus or Working Capital Deficit, if any, delivered pursuant to Section 3.4(a), the Purchaser shall make available, on a timely basis (including the right to make at the Seller’s expense, copies), to the Seller, the Partner Parties and their respective representatives, the books and records of the Purchaser with respect to the items used in the determination of the Working Capital Schedule, the Working Capital Surplus or Working Capital Deficit as may be reasonably requested by the Seller, the Partner Parties and/or their respective representatives.

     (d) In the event the Purchaser and the Seller are unable to resolve any dispute regarding the Working Capital Schedule delivered pursuant to Section 3.4(a) within fifteen (15) days following the Purchaser’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by an Accounting Referee chosen in accordance with the definition of “Accounting Referee” in Section 1.1, but jointly retained by the Seller and the Purchaser. In resolving any such dispute, the Accounting Referee shall consider only those items or amounts in the Working Capital Schedule as to which the Seller has disagreed or which may otherwise be relevant to the resolution of the disagreement. The Accounting Referee’s determination of the Working Capital Schedule and the Working Capital Surplus or Working Capital Deficit, if any, based thereon shall be final and binding on the Parties. The Accounting Referee shall be instructed to use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. All fees and expenses of such Accounting Referee shall be shared equally by the Seller and the Purchaser.

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     (e) Within five (5) Business Days following the determination of the Final Working Capital Schedule, if there is a Working Capital Surplus, the Purchaser shall pay to the Seller an amount equal to the Working Capital Surplus in cash, and if there is a Working Capital Deficit, the Seller shall pay to the Purchaser an amount equal to the Working Capital Deficit in cash. If the Seller fails to so pay the Purchaser, the Purchaser may, at its election, following such five (5)-day period, make a claim against the Holdback Shares by delivering written notice of such claim to the Seller, at which time the Holdback Amount shall be reduced in accordance with Section 3.6; provided that, subject to Section 12.9, nothing shall prevent the Purchaser from exercising any other remedy available to it under this Agreement, including, without limitation, initiating a claim under Article XII hereto, in order to recover an amount equal to the Working Capital Deficit plus interest, costs of collection or other Losses, if any, as a result of the Seller’s failure to pay to the Purchaser an amount equal to the Working Capital Deficit in cash in accordance with the preceding sentence.

     (f) Where there is any dispute as to the amount of money owing by any Party to any other Party pursuant to this Section, the portion of the amount owing that is not in dispute or otherwise contested or challenged, if any, shall be paid within the time required herein or if the required time has elapsed, shall be paid immediately, without deduction or abatement, but without prejudice to the rights of the Parties to contest, challenge or otherwise dispute the appropriate disposition of the remaining portion of the money claimed pursuant to this Section.

     Section 3.5 Holdback Period Adjustment.

     (a) Within sixty (60) days following the end of the Holdback Period, the Purchaser shall prepare and deliver to the Seller the Holdback Adjustment Schedule and its calculation of the Holdback Period Surplus or Holdback Period Deficit, if any, based thereon. To the extent the Purchaser requires any changes in the accounting treatment of any matters from the manner in which similar matters were treated in preparing the 2009 Financial Statements of the Seller, and such changes would have an adverse impact on the calculation of Holdback Period Revenue or Holdback Period EBITDA in respect of the Seller, such changes will be made but their effects will be excluded for purposes of the calculation of each of Holdback Period Revenue or Holdback Period EBITDA.

     (b) The Seller shall have thirty (30) days following receipt of the Holdback Adjustment Schedule delivered pursuant to Section 3.5(a) during which to notify the Purchaser of any dispute of any item contained therein, which notice shall set forth in detail the basis for such dispute. The Purchaser and the Seller shall cooperate in good faith to resolve any such dispute as promptly as possible. Upon such resolution, the Final Holdback Adjustment Schedule shall be prepared in accordance with the agreement of the Purchaser and the Seller and the calculation of the Holdback Period Surplus or Holdback Period Deficit, if any, based thereon shall be final and binding upon the Parties. In the event the Seller does not notify the Purchaser of any such dispute within such thirty (30)-day period or notifies the Purchaser within such period that it does not dispute any item contained therein, the Holdback Adjustment Schedule delivered pursuant to Section 3.5(a) shall constitute the Final Holdback Adjustment Schedule and the Purchaser’s

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calculation of the Holdback Period Surplus or Holdback Period Deficit, if any, based thereon shall be final and binding upon the Parties.

     (c) For the purposes of the Seller’s review of the Holdback Adjustment Schedule and the Purchaser’s calculation of the Holdback Period Surplus or Holdback Period Deficit, if any, delivered pursuant to Section 3.5(a), the Purchaser shall make available, on a timely basis (including the right to make at the Seller’s expense, copies), to the Seller, the Partner Parties and their respective representatives, the books and records of the Purchaser with respect to the items used in the determination of the Holdback Adjustment Schedule, the Holdback Period Surplus or Holdback Period Deficit as may be reasonably requested by the Seller, the Partner Parties and/or their respective representatives.

     (d) In the event the Purchaser and the Seller are unable to resolve any dispute regarding the Holdback Adjustment Schedule delivered pursuant to Section 3.5(a) within fifteen (15) days following the Purchaser’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by an Accounting Referee chosen in accordance with the definition of “Accounting Referee” in Section 1.1, but jointly retained by the Seller and the Purchaser. In resolving any such dispute, the Accounting Referee shall consider only those items or amounts in the Holdback Adjustment Schedule as to which the Seller has disagreed or which may otherwise be relevant to the resolution of the disagreement. The Accounting Referee’s determination of the Holdback Adjustment Schedule and the Holdback Period Surplus or Holdback Period Deficit, if any, based thereon shall be final and binding on the Parties. The Accounting Referee shall be instructed to use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. All fees and expenses of such Accounting Referee shall be shared equally by the Seller and the Purchaser.

     (e) Within five (5) Business Days following the determination of the Final Holdback Adjustment Schedule (the “Release Date”), if there is a Holdback Period Deficit, the Holdback Amount shall be reduced by the amount of such Holdback Period Deficit in accordance with Section 3.6. For greater clarity and certainty, in the event of a Holdback Period Deficit, the Purchaser’s sole remedy and recourse shall be limited to the Holdback Amount pursuant to Section 3.6 below.

     (f) Where there is any dispute as to the amount of money owing by any Party to any other Party pursuant to this Section or Article VIII, the portion of the amount owing that is not in dispute or otherwise contested or challenged, if any, shall be paid within the time required herein or if the required time has elapsed, shall be paid immediately, without deduction or abatement, but without prejudice to the rights of the Parties to contest, challenge or otherwise dispute the appropriate disposition of the remaining portion of the money claimed pursuant to this Section.

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     Section 3.6 Holdback Amount.

     (a) At the Closing, the Purchaser shall cause certificates representing the Holdback Shares to be delivered to the Parent’s headquarters offices, along with stock powers endorsed in blank by the Seller corresponding to such certificates.

     (b) At any time and from time to time upon ten (10) days prior written notice to the Purchaser, the Seller may pay an amount in cash to the Parent to be held in escrow by the Parent as Holdback Cash (as defined below) equal to the value of any Holdback Shares then held by the Parent, at which time the Parent shall release such Holdback Shares to the Seller. Such amount delivered in cash shall become part of the Holdback Amount (the “Holdback Cash”). The Parent shall deposit such cash in its bank accounts to be held by Parent in escrow as Holdback Cash and any interest or investment earnings thereon shall belong to the Seller. For the avoidance of doubt, in accordance with Section 3.10, for all purposes of this Section 3.6 and this Agreement, each Holdback Share shall be deemed to have a value equal to the Parent Stock Value, regardless of the fair market value of the Holdback Shares at any time.

     (c) The Holdback Shares and any Holdback Cash shall be retained by the Parent as partial security for (i) any non-payment by the Seller in the event payment is required to be made in respect of a Working Capital Deficit determined pursuant to Section 3.4(d), (ii) any Holdback Period Deficit determined pursuant to Section 3.5(d), and (iii) the indemnity obligations of the Seller and the Partner Parties under Article XII of this Agreement arising within twelve (12) months from the Closing Date.

     (d) In the event of a Working Capital Deficit or Holdback Period Deficit entitling the Purchaser to a reduction to the Holdback Amount pursuant to Section 3.4(d) or Section 3.5(d) hereto, or upon final resolution of any claim entitling the Purchaser to payment pursuant to Article XII which arose within twelve (12) months from the Closing Date, the Holdback Amount shall be reduced by the amount of such Working Capital Deficit, Holdback Period Deficit, or amount the Purchaser Indemnified Party is entitled in respect of such claim, as applicable. For the purposes of settling any such Working Capital Deficit, Holdback Period Deficit or claim, as applicable, the number of Holdback Shares to be cancelled to settle such amount shall be equal to the amount of such Working Capital Deficit, Holdback Period Deficit or claim, as applicable, divided by the Parent Stock Value; provided that in lieu of settling such claim by cancelling such Holdback Shares, the Seller shall have the option to settle such claim in cash by paying an amount in cash equal to such settlement amount in which case such Holdback Shares shall not be cancelled. Subject to the Seller’s prior right in the immediately preceding sentence, the reduction to the Holdback Amount may be applied against the Holdback Cash and/or the Holdback Shares at the Purchaser’s election. Upon any cancellation of shares, a new certificate representing a number of Holdback Shares equal to the then-remaining stock portion of the Holdback Amount divided by the Parent Stock Value shall be issued to, and registered in, the name of the Seller, provided that the Seller delivers a stock power endorsed in blank for such certificate at the time of such issuance.

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     (e) On the Release Date, the Purchaser shall (i) release and cause to be delivered to the Seller the then-remaining and undisputed Holdback Shares, and (ii) pay to the Seller an amount equal to the then-remaining and undisputed Holdback Cash. Any Holdback Shares or Holdback Cash subject to dispute pursuant to a Notice of Claim delivered under Article XII shall be held, or shall not be paid, as applicable, until final resolution of the claim set forth therein. Upon final resolution of all such claims following the Release Date, the Purchaser shall release to the Seller all of the then-remaining Holdback Shares and shall pay to the Seller an amount equal to the then-remaining Holdback Cash. As a condition to receiving any release of Holdback Shares hereunder, the Seller shall execute, and the Partner Parties shall cause the Seller to execute all documents (including, without limitation, stock powers), and shall take all actions (at the sole cost and expense of the Purchaser Parties) reasonably requested by the Purchaser and the Parent to effect any cancellations, transfers and issuances of stock certificates reasonably necessary to enable the Purchaser and the Parent to make payments of and reductions to the Holdback Amount and Holdback Shares pursuant to this Section 3.6.

     (f) Any shares of Parent Stock or other equity securities issued or distributed by the Parent (including shares issued upon a stock split, reverse split, conversion, combination or reclassification) (“New Shares”) in respect of Holdback Shares which have not been released to the Seller shall be added to and become a part of the Holdback Shares and shall be considered Holdback Shares for purposes of this Agreement. New Shares issued in respect of shares of Holdback Shares which have been released to the Seller shall not be added to the Holdback Shares but shall be distributed to the record holders thereof. Cash dividends in respect of Holdback Shares, whether they have or have not been released to the Seller, shall be paid to the Seller for purposes of this Agreement.

     (g) The Seller shall have all dividend and voting rights with respect to its corresponding Holdback Shares; provided, however, that the Seller shall have no right to transfer, pledge, encumber or otherwise dispose in any manner whatsoever any Holdback Shares which have not been released to the Seller, other than as permitted under Section 7.23. Notwithstanding anything contained herein to the contrary, Holdback Shares shall not be registrable pursuant to the Securities Act, so long as they have not been released to the Seller, and neither the Parent nor the Purchaser shall take any action to register such shares.

     (h) The Parties acknowledge that Greg Cumiskey’s employment with the Purchaser for at least a period of one (1) year from the Closing Date under the terms of the Founder Employment Agreement is essential consideration for the payment of the Holdback Shares and any release thereof. Therefore, notwithstanding anything herein to the contrary, if Greg Cumiskey’s employment is terminated by him by virtue of his resignation prior to the first (1st) anniversary of the Closing Date, then, on such termination date, the Holdback Amount shall immediately be reduced to zero ($0), all of the remaining Holdback Shares shall be cancelled, and the Seller shall have no further right or interest in or to the Holdback Shares.

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     Section 3.7 Conduct of the Purchased Business Until the Completion of the Holdback Period. From the time of the Closing until the completion of the Holdback Period, as long as Greg Cumiskey continues to be actively employed by the Purchaser under the Founder Employment Agreement, the Purchaser shall use reasonable efforts to communicate (orally, electronically or in writing) in advance to the Seller any change in the operations or direction of the Purchased Business that would reasonably be anticipated to have a material adverse impact on the Holdback Period Revenue and/or Holdback Period EBITDA (as relative to normalized EBITDA or the revenues of the Seller reflected on Exhibit 12.6) following which the Seller and the Partner Parties shall be permitted to submit to the Parent and the Purchaser, for consultation purposes only, any concerns they may have related to any potential adverse impact such change may have on the Holdback Period Revenue and/or Holdback Period EBITDA, and the Parties agree that the exercise of such consultation right shall not impact the EBITDA calculation at Section 3.5.

     Section 3.8 Allocation of Purchase Price. The Parties agree that the Purchase Price (including Assumed Liabilities) shall be allocated among the Assets in accordance with Exhibit 3.8 (the “Allocation Schedule”). To the extent the Purchase Price is adjusted pursuant to Section 3.4, Section 3.5, Section 3.6 or Article XII, the Parties shall amend the Allocation Schedule to reflect such adjustments. The Parties further agree to use such allocation of the Purchase Price for all purposes unless otherwise required at Law or unless arising out of or through an audit or other inquiry or examination by an applicable Governmental Entity.

     Section 3.9 Cash Payments. All cash payments required to be made under this Article III or Article VIII or any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank accounts as shall be designated in writing by the Person to which the applicable payment is due. All cash payments shall be made in Canadian dollars.

     Section 3.10 Parent Stock Payments. No fractional shares of Parent Stock shall be issued to the Seller hereunder, and the number of shares of Parent Stock to be issued shall be rounded to the nearest whole share. For all purposes of this Agreement, each share of Parent Stock shall be deemed to have a value equal to the Parent Stock Value, regardless of the fair market value of the Parent Stock.

     Section 3.11 Payment Instruction. The Seller hereby instructs the Purchaser to issue all Parent Stock to be issued under this Agreement directly to the Seller, and agrees and acknowledges that any issuances actually made as so instructed shall constitute adequate and sufficient consideration hereunder and shall extinguish any liability of the Purchaser to the Seller for such payments hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE SELLER AND THE PARTNER PARTIES

     Except as set forth in the disclosure schedules of the Seller and the Partner Parties attached hereto (the “Disclosure Schedules”) (such that a disclosure set forth in any section of the Disclosure Schedules numbered to correspond with any section of the Agreement shall be

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deemed to apply to that section only, unless otherwise specifically cross-referenced; provided, however that, the inclusion of any information in any Disclosure Schedule (or any update) shall not be deemed to be an acknowledgement, in and of itself, that such information is required to be disclosed, is material to the Seller and/or the Partner Parties, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business), the Seller and the Partner Parties hereby, jointly and severally, represent and warrant to the Purchaser Parties as follows as of the date hereof and the Closing Date:

     Section 4.1 Organization.

     (a) The Seller is a partnership duly formed and validly existing under the Laws of Ontario and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Seller is duly qualified or registered to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased makes such qualification or registration necessary. Schedule 4.1(a) contains a true, correct and complete list of the jurisdictions in which the Seller is qualified or registered to do business as an extra-provincial or foreign partnership. The Seller has made available to the Purchaser true, correct and complete copies of the Seller’s partnership agreement, as amended and its record books with respect to actions taken by its partners and management committee.

     (b) Each of the Seller’s former legal names, and current and former trade names and dbas, is listed on Schedule 4.1(b), and other than as set forth on such schedule, the Seller does not conduct and has not conducted business under any name other than its current legal name.

     (c) The Seller does not own, directly or indirectly, any shares or other equity, securities or interests in any other corporation or in any other Person.

     (d) The Partners own all of the issued and outstanding partnership interests of the Seller. There are no outstanding options, conversion rights, subscriptions or other rights entitling any Person to acquire or receive, or requiring the Seller to issue, any of its partnership interests or securities convertible into, or exchangeable for, partnership interests, or to otherwise admit any other Person as a partner of the Seller. There are no outstanding contracts of the Seller or the Partner Parties or any other Person to purchase, redeem or otherwise acquire any of the partnership interests of the Seller or securities or obligations of any kind convertible into any partnership interest of the Seller. The Partners have full and exclusive power, right and authority to vote all of the issued and outstanding partnership interests of the Seller, and the Partners are not bound by any agreement affecting or relating to their rights to transfer or vote, or control the voting of, the partnership interests of the Seller.

     (e) Except for the Business, the Seller is not engaged in any other business or commercial activity. All activities and operations of the Business are conducted by the Seller and no Person (except in his or her capacity as a director, officer, independent contractor or employee of the Seller) is engaged in the Business.

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     (f) There are no assets, properties or rights (whether real, personal or mixed and whether tangible or intangible) that are owned or used by the Seller that are not related to or utilized in its Business. Except for the Excluded Affiliate Debt, there are no liabilities of the Seller of any kind whatsoever, whether accrued, contingent, absolute or otherwise, that are not related to its Business.

     Section 4.2 Authorization. The Seller has full power and authority to execute and deliver this Agreement and the Seller Ancillary Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by the Seller, the performance by the Seller of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action of the Partners of the Seller. This Agreement has been, and the Seller Ancillary Documents shall be as of the Closing Date, duly and validly executed and delivered by the Seller and do or shall, as the case may be, constitute the valid and binding agreements of the Seller (and the Partners as partners of the Seller), enforceable against the Seller (and the Partners as partners of the Seller) in accordance with their respective terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally, and (b) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.]

     Section 4.3 Absence of Restrictions and Conflicts. Except as disclosed in Schedule 4.3, the execution, delivery and performance by the Seller and the Partners of this Agreement and the Seller Ancillary Documents, as applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with or without the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the constating documents of the Seller, (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which the Seller is a party, including the Assumed Contracts, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Seller is a party or by which the Seller or any of its respective properties are bound, (d) contravene or conflict with any Law (other than any Law relating to privacy in respect of the transfer, under this Agreement, of records containing information without providing notice and/or obtaining consent) or arbitration award applicable to the Seller, or (e) result in the creation or imposition of any Lien (other than a Permitted Lien) on any Asset.

     Section 4.4 Required Consents. Schedule 4.4 sets forth each action, consent, approval, notification, waiver, authorization, order or filing (each, a “Required Consent” and collectively, the “Required Consents”) under any Law (other than any Law relating to privacy in respect of the transactions contemplated by this Agreement), License or written Contract to which the Seller or a Partner Party is a party that is required with respect to the execution, delivery and performance by the Seller or a Partner Party of this Agreement or the Seller Ancillary Documents to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law (other than any Law relating to privacy in respect of the transfer, under this Agreement, of

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records containing information without providing notice and/or obtaining consent), License or Contract. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Seller or a Partner Party in connection with the execution, delivery or performance by the Seller or a Partner Party of this Agreement or the Seller Ancillary Documents or the consummation of the transactions contemplated hereby.

     Section 4.5 Real Property.

     (a) The Seller does not own, and does not have an option to acquire an ownership interest in, any real property.

     (b) Schedule 4.5(b) sets forth each Leased Real Property. The Leases are in full force and effect and are valid, binding and enforceable against the parties thereto in accordance with their respective terms.

     (c) Except for the Permitted Liens, no Leased Real Property is subject to (i) any Liens against the Seller, (ii) any decree or order of a Governmental Entity (or, to the Knowledge of the Seller, threatened or proposed decree or order of a Governmental Entity), or (iii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

     (d) The improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Seller, threatened against any of the Leased Real Property or any improvement thereon. The Leased Real Property constitutes all of the real property utilized by the Seller in the operation of its business. None of the Leased Real Property is used for any purpose other than the operation of the Business. The buildings and structures included in the Leased Real Property have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such buildings and structures, and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the Seller’s business.

     Section 4.6 Personal Property. All of the tangible Assets (a) are free of defects and in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted and (b) were acquired and are usable in the regular and ordinary course of business. All of the tangible Assets are located at the Leased Real Property with the exception of certain tangible Assets which are located at the residences of certain employees of the Seller. No Person other than the Seller owns any equipment or other tangible personal property or asset that is necessary to the operation of the Seller’s business. Schedule 4.6 sets forth a true, correct and complete list and general description of each tangible Asset having a book value which may be more than $1,000.

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     Section 4.7 Sufficiency of and Title to Assets. The Assets constitute all of the assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Seller to conduct its business in accordance with the Seller’s past practices and as presently conducted. The Seller has (and shall convey to the Purchaser at the Closing) good title to or, in the case of the Leased Real Property or leased personal property, valid leasehold interests in, the Assets, free and clear of all Liens except Permitted Liens. Notwithstanding the fact that an Asset may have been listed in the name of Gregco, the Seller owns all right, interest and title in and to the Assets, such that as of the Closing, no further action on the part of any Person shall be required to convey good title to or, in the case of the Leased Real Property or leased personal property, valid leasehold interests in, such Assets to the Purchaser.

     Section 4.8 Inventory. The Seller does not acquire, maintain or sell, and has not ever acquired, maintained or sold any inventory.

     Section 4.9 Accounts Receivable. To the Knowledge of the Seller, the debtors to which the accounts receivable of the Seller relate are not in or subject to a bankruptcy or insolvency proceeding and none of such receivables have been made subject to an assignment for the benefit of creditors. All accounts receivable of the Seller (i) are good, valid, and, to the Knowledge of the Seller, collectible in a manner consistent with the Seller’s past practices without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered, in each case in the ordinary course of business, and (iii) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien (other than a Permitted Lien). There are no disputes regarding the collectibility of any such accounts receivable.

     Section 4.10 Financial Statements. Schedule 4.10 contains correct and complete copies of the 2009 Financial Statements (except as otherwise disclosed to the Purchaser with respect to accruals), and contains copies of the Additional Financial Statements. The 2009 Financial Statements have been prepared from, and are in accordance with, the books and records of the Seller. Except as otherwise disclosed to the Purchaser with respect to accruals, the balance sheet included in the 2009 Financial Statements (including any related notes and schedules) is true, correct and complete and fairly presents the financial position of the Seller as of the date of such balance sheet, and the statement of operations and retained earnings included in the 2009 Financial Statements (including any related notes and schedules) is true, correct and complete and fairly presents the results of operations of the Seller for the period set forth therein. The Additional Financial Statements are internal financial statements, which have been prepared, to the best of the Seller’s Knowledge, using all information available to the Seller. Since the date of the Reference Balance Sheet, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Seller. The Seller maintains accurate books and records reflecting its assets, liabilities, revenues and expenses (except as otherwise disclosed to the Purchaser with respect to accruals) and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed in accordance with management’s authorization, and (ii) accounts, notes and other receivables are recorded accurately.

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     Section 4.11 No Undisclosed Liabilities. There are no liabilities of the Seller of any kind whatsoever, whether accrued, contingent, absolute or otherwise, and whether known or unknown, except for:

     (a) liabilities and obligations fully reflected or provided for in the Reference Balance Sheet or reflected in the Final Working Capital Schedule; and

     (b) liabilities and obligations under Contracts that are not (i) attributable to any failure by the Seller to comply with the terms thereof or any express or implied warranty, or (ii) entered into in violation of this Agreement or arising out of a breach of this Agreement by the Seller.

     Section 4.12 Absence of Certain Changes. Except as set out in Schedule 4.12, since the date of the Reference Balance Sheet, there has not been (a) any Material Adverse Effect, (b) any damage, destruction, loss or casualty to property or assets of the Seller (including the Assets) with a value in excess of $10,000, whether or not covered by insurance, or (c) any sale, transfer or disposition of any properties or assets; or (d) any action taken out of the ordinary course of business.

     Section 4.13 Legal Proceedings. Except as set forth on Schedule 4.13, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of the Seller, threatened against the Seller or the Assets before any Governmental Entity. No suit, action, claim, proceeding or investigation pending or, to the Knowledge of the Seller, threatened against the Seller or the Assets before any Governmental Entity (including any of those set forth on Schedule 4.13), if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. The Seller is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

     Section 4.14 Compliance with Law.

     (a) The Seller is (and has been at all times) in compliance in all material respects with all Laws applicable to the Business, including but not limited to such Laws relating to the corporate practice of medicine, conflict of interest and privacy (other than Laws relating to privacy in respect of the transfer, under this Agreement, of records containing information without providing notice and/or obtaining consent). The Seller (i) has not been charged with, and the Seller has not received any written notice that it is under investigation with respect to, and, to the Knowledge of the Seller, is not otherwise now under investigation with respect to, a violation of any applicable Law, (ii) is not a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity, and (iii) has filed all reports and has all Licenses required to be filed with any Governmental Entity on or prior to the date hereof.

     (b) Without limiting the generality of Section 4.14(a), neither the Seller nor any Partner Party, their Affiliates or partners, nor, to the Seller’s Knowledge, any Persons who provide professional services under agreements with any of the foregoing for the benefit of the Business, has engaged in any activities which are prohibited by any federal or provincial Law, regulation or rule in each jurisdiction in which the Business is carried

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on by the Seller relating to the regulation of the Canadian medical industry, including but not limited to such Laws relating to corporate practice of medicine, conflict of interest and privacy (other than Laws relating to privacy in respect of the transfer, under this Agreement, of records containing information without providing notice and/or obtaining consent).

     Section 4.15 Contracts. Each correspondingly lettered section of Schedule 4.15 sets forth a true, correct and complete list of the following Contracts currently in force to which the Seller is a party or under which the Seller has continuing liabilities and/or obligations (other than the Seller Benefit Plans set forth on Schedule 4.18(a) and the policies of insurance on Schedule 4.20):

     (a) bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Seller;

     (b) Contracts that were not entered into in the ordinary course of business, consistent with past practices;

     (c) Leases, leases of any personal property and all other Contracts involving any properties or assets (whether real, personal or mixed, tangible or intangible), involving an annual commitment or payment of or performance having a value of more than $10,000 by the Seller;

     (d) Contracts that (i) limit or restrict the Seller or any officers, employees, equity holders, agents or representatives of the Seller (in their capacity as such) from engaging in any business or other activity in any jurisdiction, (ii) create or purport to create any exclusive or preferential relationship or arrangement, or (iii) otherwise restrict or limit the Seller’s ability to operate or expand its business, or (iv) impose, or purport to impose, any obligations or restrictions on Affiliates of the Seller;

     (e) Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Seller of an amount in excess of $10,000;

     (f) Contracts that provide for any payment or benefit upon the execution hereof or the Closing or in connection with the transactions contemplated hereby, including accelerated vesting or other similar rights;

     (g) Contracts granting any Person a Lien (other than a Permitted Lien) on all or any part of any Assets;

     (h) Contracts for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

     (i) Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Seller;

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     (j) Contracts with any agent, distributor or representative that is not terminable without penalty on thirty (30) days’ or less notice;

     (k) Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

     (l) Contracts (i) with respect to Seller Intellectual Property licensed or transferred to any third party (other than end user licenses in the ordinary course of business) or (ii) pursuant to which a third party has licensed or transferred any Seller Intellectual Property to the Seller;

     (m) Contracts providing for the indemnification or holding harmless of any officer, director, employee or other Person;

     (n) joint venture or partnership Contracts or Contracts entitling any Person to any profits, revenues or cash flows of the Seller or requiring payments or other distributions based on such profits, revenues or cash flows;

     (o) Contracts with Customers or Suppliers;

     (p) outstanding powers of attorney empowering any Person to act on behalf of the Seller;

     (q) Contracts relating to any co-operative organization, franchise organization or similar organization;

     (r) Contracts with any Governmental Entity; (s) Employment Agreements; (t) Medical Consulting Agreements;

     (u) Contracts with any independent contractor or consultant, other than Medical Consulting Agreements; and

     (v) Contracts (other than those described in subsections (a) through (u) of this Section 4.15) to which the Seller is a party or by which its properties or assets are bound (i) involving an annual commitment or annual payment to or from the Seller of more than $10,000 individually or (ii) that are material to the Seller, individually or in the aggregate.

True, correct and complete copies of all Assumed Contracts have been provided to the Purchaser other than certain ordinary course operating and procedural changes. The Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms (and certain additional ordinary course operating and procedural changes) with respect to the Seller and, to the Knowledge of the Seller, each other party thereto. There is no existing default or breach of the Seller under any Assumed Contract (or event or condition that, with notice or lapse of time or

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both could constitute a default or breach) and, to the Knowledge of the Seller, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Assumed Contract. There is no term, obligation, understanding or agreement that would modify any term of an Assumed Contract or any right or obligation of a party thereunder which is not reflected on the face of such Assumed Contract other than ordinary course operating and procedural changes. Except as set out in Schedule 4.15, the Seller is not participating in any discussions or negotiations regarding modification of or amendment to any Assumed Contract or entry into any new Contract.

     Section 4.16 Tax Returns; Taxes.

     (a) All Tax Returns due to have been filed by the Seller through the date hereof in accordance with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all respects.

     (b) All Taxes (including all installments on account thereof), deposits and other payments that are due and payable (whether or not shown on any Tax Return) have been paid in full on a timely basis or are accrued as liabilities for Taxes in the 2009 Financial Statements.

     (c) The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and tax income) on the books of the Seller, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Seller in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

     (d) There are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by the Seller.

     (e) All Tax deficiencies asserted as a result of any examination by a Governmental Entity of a Tax Return of the Seller have been paid in full, accrued on the books of the Seller or finally settled, and no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed Tax deficiency for any other period not so examined.

     (f) No claims have been asserted and no proposals or deficiencies for any Taxes of the Seller are being asserted, proposed or, to the Knowledge of the Seller and the Partner Parties, threatened, and no audit or investigation of any Tax Return of the Seller is currently underway, pending or threatened.

     (g) No claim has ever been made against the Seller by any Governmental Entity in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation in such jurisdiction.

     (h) The Seller has duly and timely withheld or collected and paid all Taxes required to have been withheld or collected by it in connection with amounts paid or owing to any employee, director, independent contractor, creditor or equity holder thereof

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or other third party and has duly and timely remitted such amounts to the appropriate Government Entity as required by applicable Laws.

     (i) There are no outstanding waivers or agreements between any Governmental Entity and the Seller for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Seller or any other matter pending between the Seller and any Governmental Entity.

     (j) There are no Liens for Taxes with respect to the Seller or the assets or properties of the Seller, nor is there any such Lien that is pending or, to the Knowledge of the Seller, threatened.

     (k) The Seller is not a party to or bound by any Tax allocation or sharing agreement.

     (l) The Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

     (m) The Seller is a Canadian Partnership under the Income Tax Act (Canada).

     (n) The Seller is registered for purposes of the Excise Tax Act (Canada) and its GST registration number is 820725471RP001. Following the Closing, the Purchaser will have ownership, possession or use of all or substantially all of the property that can reasonably be regarded as being necessary for the Purchaser to be able to carry on the Business for the purposes of the Excise Tax Act (Canada).

     Section 4.17 Officers, Employees and Independent Contractors. Schedule 4.17 contains a true, correct and complete list of (a) all of the officers of the Seller, specifying their position, annual rate of compensation, date of hire, work location, length of service, hours of service, and employee benefit coverages selected, (b) all of the employees (whether full-time, part-time or otherwise) of the Seller as of the date hereof, specifying their position, annual salary and other compensation, hourly wages, date of hire, work location (i.e., where services are performed), length of service, hours of service, employee benefit coverages selected and their status as active or inactive, (c) all of the independent contractors used by the Seller (including, without limitation, physicians, examiners, and medical assistants) who were paid, in the aggregate, more than $1,000 during calendar year 2009, specifying the name of the independent contractor, type of labour (and specialty, in the case of physicians), fees (including commissions, royalties and bonuses) paid to such independent contractor for the calendar year 2009, and province of primary work location (i.e., where services are performed). All Persons classified by the Seller as independent contractors have been properly classified in accordance with all applicable Laws and no such Person is eligible to participate in any Seller Benefit Plan. To the Knowledge of the Seller, each independent contractor listed on Schedule 4.17 has the requisite

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License(s) required to provide the services such independent contractor provides the Seller. Neither the Seller nor any Partner Party received a claim from any Governmental Entity to the effect that the Seller has improperly classified any Person as an independent contractor, nor to the Knowledge of the Seller has any such claim been threatened. Neither the Seller nor any Partner Party has made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Seller with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby.

     Section 4.18 Seller Benefit Plans.

     (a) Schedule 4.18(a) contains a true, correct and complete list of each Seller Benefit Plan. Each Seller Benefit Plan was established and has been administered and invested in compliance with applicable Laws and the terms of the Seller Benefit Plan. All contributions required to be made to any Seller Benefit Plan have been made in compliance with applicable Laws and the terms of the Seller Benefit Plan. The Seller does not maintain or contribute to, has not maintained or contributed to, and has not and could not otherwise incur any material liability with respect to any Seller Benefit Plan other than as set out in Schedule 4.18(a) (whether or not in writing). The Seller’s records accurately reflect the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service.

     (b) The transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in: (i) any payment of, or increase in, remuneration or benefits, to any officer, director, employee or consultant of the Seller; (ii) any cancellation of indebtedness owed to the Seller by any employee, officer, director or consultant of the Seller; (iii) the acceleration of the vesting, funding or time of any payment or benefit to any officer, director, employee or consultant of the Seller; or (iv) any change of control benefits.

     (c) The Seller has not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Seller Benefit Plan, or (ii) adopt, amend or terminate any Seller Benefit Plan.

     Section 4.19 Labour Relations.

     (a) There are no Labour contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal, with any union or Labour organization covering the Seller’s employees or contractors and none of such employees or contractors are represented by any union or Labour organization.

     (b) The Seller is in compliance in all material respects with all Labour Laws in each jurisdiction in which the Business is carried on by the Seller. The Seller is not and has not been engaged in any unfair Labour practice, and to the Knowledge of the Seller, no unfair Labour practice complaint against the Seller is pending before any Governmental Entity. To the Knowledge of each of the Seller and the Partner Parties

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there is no Labour strike, organizing or certification activity or other Labour issues actually pending, being threatened against, or affecting the Seller.

     Section 4.20 Policies of Insurance. Schedule 4.20 contains a true, correct and complete list of all policies of insurance carried by or for the benefit of the Seller, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. The Seller maintains sufficient insurance with reputable insurers for the business and assets of the Seller against all risks normally insured against, and in amounts normally carried, by the Seller consistent with past practices. All policies of insurance and bonds with respect to the business and assets of the Seller are in full force and effect and shall be maintained by the Seller in full force and effect as they apply to any matter, action or event relating to the Seller occurring through the Closing Date and the Seller has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.

     Section 4.21 Environmental, Health and Safety Matters. The Seller is and has been in compliance with all applicable Environmental Laws. There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Seller, threatened against the Seller or relating to or involving the Business or any real property used or leased by the Seller. To the Knowledge of the Seller, the real property leased or used by the Seller does not contain any Hazardous Materials. The Seller has not received any written notice of or entered into or received any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws.

     Section 4.22 Intellectual Property.

     (a) Except as set forth therein, Schedule 4.22(a) contains a true, correct and complete list of (i) all Seller Registered Intellectual Property; and (ii) all material Seller Intellectual Property that is not Seller Registered Intellectual Property that is used in connection with the operation and conduct of the Business. All necessary registration, maintenance and renewal fees currently due in connection with Seller Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Seller Registered Intellectual Property have been filed with the relevant Governmental Entities for the purpose of maintaining such Seller Registered Intellectual Property considered commercially reasonable and desirable by Seller. The licensing by the Seller of any Seller Registered Intellectual Property has been subject to commercially reasonable quality control.

     (b) Except as set forth in Schedule 4.22(a), the Seller owns, or is licensed or otherwise has the right to use, free and clear of any Liens (other than Permitted Liens), all Seller Intellectual Property used in connection with the operation and conduct of the Business.

     (c) Except as set forth therein, Schedule 4.22(c) sets forth a true, correct and complete list of the Seller Proprietary Software. The Seller has all right, title and interest in and to the Seller Proprietary Software (including all Intellectual Property rights

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thereto), free and clear of all Liens, except Permitted Liens. The Seller has possession of the source code to the Seller Proprietary Software. No portion of the Seller Proprietary Software contains, embodies, uses, copies, comprises or requires the work of any third party. To the Knowledge of the Seller, the Seller Proprietary Software conforms to the standards generally observed in the industry for similar Software, is free from material defects, errors and deficiencies, is fit for the purposes and uses intended by the Seller, and is free from material viruses, Trojan horses, worms, backdoors and other code or instructions intentionally designed to disrupt, disable harm, interfere with or otherwise affect computer programs, data files or operations.

     (d) Schedule 4.22(d) sets forth a true, correct and complete list of Seller Licensed Software, together with the number of licenses, users or seats purchased for each Seller Licensed Software program. The Seller has complied in all material respects with the terms of any applicable end user license agreement or other Contract applicable to such Seller Licensed Software and has purchased and maintained at all times the requisite number of licenses, users or seats necessary to the operation of the Business. All license, maintenance and/or support fees due in connection with the Seller Licensed Software have been fully paid. The Seller has not illegally downloaded or copied, or used illegally downloaded or copied versions of, any Seller Licensed Software.

     (e) All Seller Intellectual Property which the Seller purports to own was developed by (i) an employee of the Seller working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Seller as assignee that have conveyed to the Seller ownership of all intellectual property rights in the Seller Intellectual Property. To the extent that any Seller Intellectual Property has been developed or created by a third party for the Seller, the Seller has a written agreement with such third party with respect thereto and the Seller thereby has obtained ownership of and is the exclusive owner of, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

     (f) To the Knowledge of the Seller, neither the Seller nor any of its products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party. To the Knowledge of the Seller, no Person has infringed upon or violated, or is infringing upon or violating, any Seller Intellectual Property, other than as set forth in Schedule 4.22(f).

     (g) The Seller is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by the Seller of any of the Seller Intellectual Property or (ii) that may affect the validity, use or enforceability of the Seller Intellectual Property or any product or service of the Seller related thereto.

     (h) None of the source code of the Seller has been published or disclosed by the Seller, except pursuant to a written non-disclosure agreement that is in the standard form used by the Seller or similar agreement requiring the recipient to keep such source code or trade secrets confidential, or, to the Knowledge of the Seller, by any third party to

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any other third party except pursuant to licenses or other Contracts requiring such third party to keep such trade secrets confidential. The current standard form of non-disclosure agreement used by the Seller has been provided to the Purchaser prior to the date of this Agreement.

     (i) The Seller has taken commercially reasonable steps to protect its rights in the Confidential Information and any trade secret or confidential information of third parties used by the Seller, and, except under confidentiality obligations, there has not been any disclosure by the Seller of any Confidential Information or any such trade secret or confidential information of third parties.

     Section 4.23 Affiliate Matters. Except for the Excluded Affiliate Debt or as set forth on Schedule 4.23, neither (a) of the Partner Parties, nor (b) any officer or director of the Seller, (b) Person with whom a Partner Party or any such officer or director has any direct or indirect relation by blood, marriage or adoption, (c) any entity in which such Partner Party, officer, director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by such Partner Party, officers, directors and Persons in the aggregate), or (d) current or former Affiliate of any of the foregoing, has any interest in or is a party to: (i) any Contract with, or relating to the Seller, its business, the Assets or the Assumed Liabilities; (ii) any loan for or relating to the Seller, its business or the Assets; or (iii) any property (real, personal or mixed, tangible or intangible) used or currently intended to be used by the Seller.

     Section 4.24 Customer and Supplier Relations. Schedule 4.24 contains a true, correct and complete list of the names and province of primary work location of the Customers and Suppliers. The Seller maintains good commercial relations with each of its Customers and Suppliers and, to the Knowledge of the Seller, no event has occurred that could materially and adversely affect the Seller’s relations with any such Customer or Supplier other than SABS or the Harmonized Sales Tax. No Customer (or former Customer) or Supplier (or former Supplier) during the prior twelve (12) months has provided notice that it has canceled, terminated or, to the Knowledge of the Seller, made any threat to cancel or otherwise terminate any of such Customer’s or Supplier’s Contracts with the Seller or to decrease such Customer’s usage of the Seller’s services or products or such Supplier’s supply of services or products to the Seller. The Seller has not received any notice and does not have any Knowledge to the effect that any current Customer or Supplier plans to terminate or materially alter its business relations with the Seller, either as a result of the transactions contemplated hereby or otherwise; provided, that, for greater certainty, normal course discussions regarding service or timing concerns or complaints shall not be deemed in and of themselves to be any such notice or Knowledge (provided that such discussions do not include an express statement of an intention by any current Customer or Supplier to terminate or materially alter its business relations with the Seller).

     Section 4.25 Licenses. Schedule 4.25 is a true, correct and complete list of all Licenses held by the Seller other than software licenses. The Seller owns or possesses all Licenses that are necessary to enable it to carry on its business as presently conducted. All Licenses are valid, binding and in full force and effect. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby shall not adversely

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affect any License. The Seller is in compliance with, and has taken all necessary action to maintain each License. No loss or expiration of any License is pending or, to the Knowledge of the Seller, threatened (other than expiration upon the end of any term). Schedule 4.25 identifies with an asterisk each License set forth therein which by its terms cannot be transferred to the Purchaser at Closing.

     Section 4.26 Dealings with Governmental Entities.

     (a) Except as set forth in Schedule 4.26, neither the Seller nor, the Knowledge of the Seller, any of its representatives has offered or given, and the Seller does not have any Knowledge of any Person that has offered or given on its behalf, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Seller in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Seller in obtaining or retaining business for, with, or directing business to, any Person.

     (b) To the Knowledge of the Seller, the Seller (i) is not enrolled or authorized to receive any payments under a Government Health Care Program, (ii) has not submitted any claims for payment to a Government Health Care Program, and (iii) does not receive any payments from a publicly funded health care program to which the Canada Health Act applies.

     Section 4.27 Service Warranties. The Seller does not make any warranty or guaranty as to services provided by the Seller. All services provided by the Seller have been in all material respects in conformity with all applicable contractual commitments.

     Section 4.28 Solvency. The Seller has not stopped or suspended payment of its debts, become unable to pay its debts when due or otherwise become insolvent in any jurisdiction. The Seller is not the subject of any pending, rendered or threatened insolvency proceedings of any character. The Seller has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

     Section 4.29 Brokers, Finders and Investment Bankers. Neither the Seller, nor any officer, director or employee of the Seller, nor any Affiliate of the Seller, nor any Partner Party has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

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     Section 4.30 Investment Representations.

     (a) Market Conditions. The Seller is not acquiring shares of the Parent Stock with any present intention of distributing or selling such shares in violation of federal, state, provincial or other securities Laws. The Seller agrees that he or it will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the shares of Parent Stock constituting a portion of the Purchase Price in violation of any federal, provincial, state or other securities Laws, including, without limitation, United States and Canadian securities Laws. Each of the Seller and the Partner Parties acknowledges that the Parent Stock is subject to market and other conditions beyond the control of the Purchaser Parties or any of their Affiliates.

     (b) Reliance upon Representations. The Seller and the Partner Parties understand that the Parent Stock is being offered and sold to it in reliance on specific exemptions from the prospectus and registration requirements of the Canadian securities Laws and United States federal securities Laws and that the Purchaser Parties are relying on the truth and accuracy of, and the Seller’s and Partner Parties’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller and the Partner Parties set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller and the Partner Parties to acquire the Parent Stock.

     (c) Accredited Investors. Each of the Partner Parties and the Seller are an “accredited investor” under Canadian securities Laws.

     (d) Restricted Securities. Each of the Seller and the Partner Parties understands that the Parent Stock to be received by the Seller pursuant to this Agreement may not be sold, transferred, or otherwise disposed of without compliance with Canadian and U.S. securities Laws (including relating to registration under the Securities Act or an exemption therefrom (including, without limitation, a gift of Parent Stock to a “Permitted Transferee” (as such term is defined in the Stockholders’ Agreement) made in accordance with the terms thereof and with a registration exemption of the Securities Act) and/or the filing of a prospectus with Canadian securities regulators or an exemption therefrom). In the absence of an effective registration statement covering the Parent Stock, a prospectus filed with Canadian securities regulators or an available exemption, the Parent Stock must be held indefinitely. In particular, each of the Seller and Partner Parties is aware that the Parent Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Purchaser Parties.

     (e) Experience. The Seller can bear the economic risk of investment in securities which are not registered under the Securities Act, and has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of an investment in the Parent Stock.

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     (f) Access to Information. The Seller agrees and acknowledges that it has received or otherwise has had access to, and has had an opportunity to review, examine and ask questions relating to, such information regarding the Parent and its proposed business as it deems necessary for it to make an informed decision regarding the investment in the Parent.

     Section 4.31 Franchise. The Seller does not have any franchise-related Contracts or arrangements and does not operate the Business as a franchise.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARTNER PARTIES

     Except as set forth in the Disclosure Schedules (such that a disclosure set forth in any section of the Disclosure Schedules numbered to correspond with any section of the Agreement shall be deemed to be that section only, unless otherwise specifically cross-referenced; provided, however that, the inclusion of any information in any Disclosure Schedule (or any update) shall not be deemed to be an acknowledgement, in and of itself, that such information is required to be disclosed, is material to the Seller and/or the Partner Parties, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business), each Partner Party represents and warrants to the Purchaser Parties as follows of the date hereof and as of the Closing Date:

     Section 5.1 Authorization and Validity of Agreement. Each Partner is a corporation duly incorporated and validly existing under the Laws of its jurisdiction of incorporation. Greg Cumiskey is the sole shareholder of Gregco and has the exclusive right and authority to vote all of the shares of the Gregco. Eleanor Cumiskey is the sole indirect beneficial shareholder of Eileenco and has the exclusive right and authority to vote all of the shares of Eileenco. Each Founder has the legal right, power and capacity to execute and deliver this Agreement and the Seller Ancillary Documents to which he or she is a party and to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby applicable to such Founder. This Agreement has been, and the Seller Ancillary Documents to which each Partner Party is a party shall be as of the Closing Date, duly and validly executed and delivered by such Partner Party and does or shall, as the case may be, constitute the valid and binding agreements of the Partner Parties, enforceable against the Partner Parties in accordance with their respective terms.

     Section 5.2 Absence of Restrictions and Conflicts. The execution, delivery and performance by the Partner Parties of this Agreement and the Seller Ancillary Documents to which such Partner Party is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which such Partner Party is a party, (b) contravene or conflict with any judgment, decree or order of any Governmental Entity to which such Partner Party is a party or by which such Partner Party is bound, (c) contravene or conflict with any Law (other than any Law relating to privacy in respect of the transfer, under this Agreement, of

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records containing information without providing notice and/or obtaining consent) or arbitration award applicable to any such Partner Party, or (d), in the case of each Partner, violate or conflict with any term or provision of the constating documents of the Partner.

     Section 5.3 Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of such Partner Party, threatened against, relating to or involving such Partner Party that could adversely affect such Partner Party’s ability to consummate the transactions contemplated by this Agreement.

     Section 5.4 Excluded Affiliate Debt. Schedule 5.4 sets forth a true, correct and complete list of Excluded Affiliate Debt as of June 24, 2010.

     Section 5.5 Tax Residence. Each of the Partner Parties is not a non-resident of Canada under the Income Tax Act (Canada).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND THE PARENT

     The Purchaser and the Parent hereby, jointly and severally, represent and warrant to the Seller and the Partner Parties (and acknowledge that the Seller and the Partner Parties are relying on the representations and warranties in completing the transactions contemplated hereby) as follows as of the date hereof and the Closing Date:

     Section 6.1 Organization. The Purchaser is a corporation duly incorporated and validly existing under the Laws of the Province of Ontario, the Parent is a corporation duly incorporated and validly existing under the Laws of the State of Delaware, and each of the Purchaser and the Parent has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     Section 6.2 Authorization. Each of the Purchaser Parties has the full corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser Parties, the performance by the Purchaser Parties of their obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser Parties. This Agreement has been and the Purchaser Ancillary Documents shall be as of the Closing Date, duly and validly executed and delivered by the Purchaser Parties and do or shall, as the case may be, constitute the valid and binding agreements of the Purchaser Parties, enforceable against the Purchaser Parties in accordance with their respective terms.

     Section 6.3 Absence of Restrictions and Conflicts. The execution, delivery and performance by each of the Purchaser Parties of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the constating documents of the Purchaser or the

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certificate of incorporation and bylaws of the Parent, (b) except to the extent the consent of the Administrative Agent and Lenders is required under the Loan Agreement, which consent shall be obtained by the Parent at or prior to the Closing, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which each of the Purchaser Parties is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which each of the Purchaser Parties is a party or by which each of the Purchaser Parties is bound or (d) contravene or conflict with any Law or arbitration award applicable to each of the Purchaser Parties. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to each of the Purchaser Parties in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

     Section 6.4 Capitalization of the Parent. The authorized and issued share capital of the Parent as of the date of this Agreement and as of the time of the Closing is as set out in Exhibit 6.4. All of such shares have been duly authorized and validly issued.

     Section 6.5 Issuance of Shares. Upon issuance in accordance with the terms and conditions of this Agreement, all of the Parent Stock to be issued as part of the Purchase Price in connection with this Agreement shall duly authorized and validly issued as fully paid and non-assessable shares in the capital of the Parent, shall not have been issued in violation of any preemptive or similar right or any agreement or understanding binding on the Parent and shall have been issued in compliance with the Delaware General Corporation Law, all applicable securities Laws and the charter documents of the Parent.

     Section 6.6 Disclosure. Subject to the qualifications, important risk factors and notices included therein, the Confidential Private Placement Memorandum of ExamWorks US dated February 22, 2010 as supplemented by that certain First Supplement to Confidential Private Placement Memorandum dated March 10, 2010 caused to be furnished by the Purchaser or the Parent to the Partner Parties or the Seller for due diligence purposes (the “PPM”) does not contain any untrue statement of material fact, or omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     Section 6.7 ExamWorks Financial Statements. Schedule 6.7 contains true, correct and complete copies of the ExamWorks Financial Statements. The ExamWorks Financial Statements are in conformity with U.S. GAAP using the accrual method of accounting consistently applied (except as may be indicated in the notes thereto and except that the unaudited ExamWorks Financial Statements are subject to normal, customary year-end and audit adjustments and may not contain notes required by GAAP), and have been prepared from, and are in accordance with, the books and records of ExamWorks US, which books and records have been maintained on a basis consistent with the past practices of ExamWorks US. Each balance sheet included in the ExamWorks Financial Statements (including any related notes and schedules) is true, correct and complete and fairly presents the financial position of ExamWorks US as of the date of such balance sheet, and each statement of operations and cash flows included in the ExamWorks Financial Statements (including any related notes and schedules) is

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true, correct and complete and fairly presents the results of operations and changes in cash flows, as the case may be, of ExamWorks US for the periods set forth therein. Since March 31, 2010, there has been no change in any accounting (or tax accounting) policy, practice or procedure of Parent or ExamWorks US. Each of Parent and ExamWorks US maintains accurate books and records reflecting its assets, liabilities, revenues and expenses and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP using the accrual method of accounting consistently applied, and (iii) accounts, notes and other receivables are recorded accurately.

     Section 6.8 GST Number. The Purchaser is registered for purposes of the Excise Tax Act (Canada) and its GST registration number is 833885627RT 0001.

     Section 6.9 Brokers, Finders and Investment Bankers. Neither the Purchaser nor the Parent, nor any officer, director or employee of the Purchaser or the Parent, nor any Affiliate of the Purchaser or the Parent has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

     Section 6.10 Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of each of the Purchaser and the Parent, threatened against, relating to or involving a Purchaser Party that could adversely affect the ability of the Purchaser Parties to consummate the transactions contemplated by this Agreement.

     Section 6.11 Parent Stockholders’ Agreement. Other than the stockholders’ agreement dated as of July 14, 2008 in respect of the Parent, as amended pursuant to an amendment dated December 4, 2009 and a second amendment dated March 12, 2010 (collectively, the “Parent Stockholders’ Agreement”), and the Investor Rights Agreement dated March 10, 2010, between the Parent and the holders of Series A Preferred Stock of the Parent listed on the signature pages thereto, there are no securityholder agreements, voting trust agreements or the like between the Parent and any of the securityholders of the Parent (including, without limitation, any further amendments, modifications, addendums and supplements thereto or otherwise in respect thereof). The Purchaser and the Parent have delivered to the Seller true, correct and complete copies of the Parent Stockholders’ Agreement, including all amendments, modifications, addendums and supplements thereto or otherwise in respect thereof.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

     Section 7.1 Conduct of Business by the Seller. For the period commencing on the date hereof and ending on the first to occur of the Closing Date or the Termination Date, the Seller shall (and the Partner Parties will cause the Seller to), except as expressly required hereby, except in the ordinary course of business consistent with past practices or except as otherwise consented to in advance in writing by the Purchaser:

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     (a) use its commercially reasonable efforts to preserve intact the goodwill and business organization of the Seller, keep the officers, directors, employees and independent contractors of the Seller available to the Purchaser and preserve the relationships and goodwill of the Seller with customers, distributors, suppliers, employees, and contractors (including, without limitation, physicians, examiners, and medical assistants) and other Persons having business relations with the Seller;

     (b) maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction listed on Schedule 4.1(a);

     (c) comply with all applicable Laws;

     (d) maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all buildings, offices, shops and other structures located on the Leased Real Property, and all equipment, fixtures and other tangible personal property located on the Leased Real Property;

     (e) not authorize for issuance or issue and deliver any additional partnership interests or securities convertible into or exchangeable for partnership interests, or issue or grant any right, option or other commitment for the issuance of partnership interests or of such securities, or split, combine or reclassify any partnership interests, and not otherwise admit any other Person as a partner of the Seller;

     (f) not amend or modify its partnership agreement except as disclosed to the Purchaser;

     (g) not declare any distribution, pay or set aside for payment any distribution or make any payment to any Partner Party, an officer or director or any Person with whom any such Partner Party, officer or director has any direct or indirect relation, other than the payment of salaries in the ordinary course of business and consistent with past practices; provided, that, notwithstanding the foregoing, the Seller may make such payments or distributions to the extent such payments or distributions do not reduce the amount of cash to below $50,000 at Closing;

     (h) not create any subsidiary, acquire any capital stock or other equity securities of any Person or acquire any equity or ownership interest in any Person;

     (i) not dispose of or permit to lapse any ownership and/or right to the use of any material patent, trademark, trade name, service mark, license or copyright of the Seller (including any of the Seller Intellectual Property), or dispose of or disclose to any Person, any material Confidential Information;

     (j) protect, defend and maintain the ownership, validity and registration of the Seller Intellectual Property, and not allow any of the Registered Intellectual Property to be abandoned, forfeited, cancelled, expunged and/or dedicated to the public;

     (k) not (i) create, incur or assume any indebtedness secured by the Assets, (ii) grant, create, incur or suffer to exist any Lien on the Assets that did not exist on the

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date hereof, (iii) write-down the value of any asset or investment (including any Asset) on the books or records of the Seller, except for depreciation and amortization in the ordinary course of business and consistent with past practices, (iv) cancel any debt or waive any claim or right, (v) make any commitment for any capital expenditure to be made on or following the date hereof in excess of $10,000 in the case of any single expenditure or $50,000 in the case of all capital expenditures, (vi) enter into any Contract which cannot be cancelled by the Seller on notice of not longer than thirty (30) days and without liability or penalty of any kind, (vii) enter into any Contract which imposes, or purports to impose, any obligations or restrictions on any of its Affiliates, or (viii) settle or compromise any legal proceedings related to or in connection with the Seller’s business;

     (l) not (i) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants, (ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Seller Benefit Plan to any of its employees or consultants, whether past or present, except, in case of each of (i) and (ii), in the ordinary course of business to the extent consistent with past practices of the Seller;

     (m) not adopt, amend or terminate any Seller Benefit Plan or increase the benefits provided under any Seller Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

     (n) not enter into a collective bargaining agreement;

     (o) not enter into any Employment Agreement, other than any Employment Agreement entered into under Section 7.1(l);

     (p) not enter into any Medical Consulting Agreement except in the ordinary course of business consistent with past practices, on terms reasonably satisfactory to the Purchaser;

     (q) perform in all material respects all of its obligations under all Assumed Contracts (including, without limitation, the Leases) and Licenses, and not default or suffer to exist any event or condition that with notice or lapse of time or both would constitute a default under any Assumed Contract or License (except those being contested in good faith);

     (r) not renew, terminate or extend, or materially amend or otherwise modify, or waive any right under, any Assumed Contract;

     (s) not acquire any interest, directly or indirectly, in any real property;

     (t) not increase any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practices);

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     (u) maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that maintained as of the date hereof by or on behalf of the Seller;

     (v) continue to maintain its books and records in accordance with past practice, and not make any material change in any of its accounting (or tax accounting) policies, practices or procedures, except as may be required as a result of any change in Law or accounting practice in Canada;

     (w) subject to Section 7.1(g), continue its current cash practices in the ordinary course of business consistent with past practices;

     (x) not dispose of, expunge, modify, destroy, transfer, or otherwise damage the Confidential Information, Intellectual Property, another data or information relating to or concerning the Seller’s Customers and Suppliers; and

     (y) not authorize, or commit or agree to take, any of the foregoing actions.

     Section 7.2 Inspection and Access to Information. During the period commencing on the date hereof and ending on the Closing Date, the Seller shall (and shall cause its officers, directors, employees, auditors and agents to) provide the Purchaser and its accountants, investment bankers, counsel and other authorized representatives full access, during reasonable hours and under reasonable circumstances, to any and all of its premises, key employees (as determined by the Seller in its sole discretion), properties, Contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation) and shall cause its officers to furnish to the Purchaser and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to the Seller and its business and otherwise fully cooperate with the conduct of due diligence by the Purchaser and its representatives.

     Section 7.3 Notices of Certain Events. Each Party shall give prompt notice to the other Party of any of the following which occurs, or of which it becomes aware, following the date hereof: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any material Contract disclosed (or required to be disclosed) in any Disclosure Schedule to this Agreement; (b) the occurrence or existence of any fact, circumstance or event which would reasonably be expected to result in (i) any representation or warranty made by such Party in this Agreement or in any Disclosure Schedule, Exhibit or certificate delivered herewith, to be untrue or inaccurate in any material respect or (ii) the failure of any condition precedent to either party’s obligations; and (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

     Section 7.4 No Solicitation of Transactions. Until the earlier of June 30, 2010 or the termination of this Agreement pursuant to Article XI, neither the Seller nor any Partner Party shall, directly or indirectly, through any officer, director or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or

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assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or other similar Contract with any Person other than the Purchaser Parties and their respective officers, directors, employees, advisors, agents and representatives with respect to a sale of all or any substantial portion of the Assets, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of the Seller, or the liquidation or similar transaction with respect to the Seller (an “Acquisition Transaction”). The Seller and the Partner Parties shall, and shall cause each of their officers, directors and agents to, immediately discontinue any ongoing discussions or negotiations with any Person (other than the Purchaser) relating to a possible Acquisition Transaction. The Seller shall notify the Purchaser orally (within two (2) Business Days) and in writing (as promptly as practicable) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that the Seller or the Partner Parties or any of their respective officers, partners, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters. In the event such inquiry or proposal is in writing, the Seller shall deliver to the Purchaser a copy of such inquiry or proposal together with such written notice.

     Section 7.5 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall use its commercially reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law (other than any Law relating to privacy in respect of the transfer, under this Agreement, of records containing information without providing notice and/or obtaining consent) to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other Party and its officers, directors, employees, agents, managers, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

     (a) Each Party shall promptly notify the other Party of (and provide written copies of) any communications from or with any Governmental Entity in connection with the transactions contemplated hereby;

     (b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; and

     (c) The Seller shall give all notices required by written agreement or applicable Law (other than any Law relating to privacy in respect of the transfer, under this Agreement, of records containing information without providing notice and/or obtaining consent) to be given to third parties and shall obtain all third-party consents (i) necessary to consummate the transactions contemplated hereby, (ii) required to be

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given or obtained, including the Required Consents or (iii) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date.

     Section 7.6 Guarantee. The Parent unconditionally and irrevocably guarantees to and in favour of the Seller and Partner Parties the full and complete performance by the Purchaser of each and every one of the Purchaser’s obligations hereunder. The Seller and the Partner Parties shall not be obligated to exhaust their remedies against the Purchaser as a condition precedent to being entitled to demand performance of this guarantee.

     Section 7.7 Public Announcements. Subject to its legal obligations, prior to the Closing, each Party shall consult with the other Parties with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release. Neither the Seller or the Partner Parties, on the one hand, nor the Purchaser or the Parent, on the other hand, shall, nor shall any of their respective Affiliates, agents, employees, officers and directors, without the prior written consent of the other Party, disclose or permit to be disclosed to anyone any information relating to the terms of this Agreement. This Section 7.7 does not prohibit disclosure to the professional advisors, bankers and employees of either Party who need to know such information for the purpose of advising either Party (it being understood that such advisor, banker and employee will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement), or to the extent necessary to authorize the purchase and sale of the Assets pursuant to this Agreement, or as may be required by any Law.

     Section 7.8 Employee Matters.

     (a) Transferred Employees.

     (i) The Purchaser hereby agrees to offer employment, subject to completion of the Closing and effective as of the day after the Closing Date, to each employee actively employed in the Business by the Seller on the Closing Date other than those employees set forth on Exhibit 7.8(a), (a) at a base salary or base hourly wage that is not less than that which each such employee was receiving immediately prior to the Closing Date, and (b) on terms and conditions and with benefits that are, in the aggregate, substantially similar to (but in any event not less than) those of the Employee Benefit Plans in effect on the Closing Date. Each such employee who is offered and accepts employment and commences employment with the Purchaser effective the Closing Date pursuant to this Agreement, is referred to herein as a “Transferred Employee”. The Purchaser shall recognize the past service of Transferred Employees with the Seller for all employment, labour, pension and benefit law purposes following the Closing Date, including for the purposes of any notice of termination, termination pay or severance pay required by contract, statute or common law, but excluding for the purpose of accrual of benefits. The Purchaser will make offers of employment to the employees identified on Schedule 4.17 as inactive, if any, when such employees are ready and able to return to work if they are ready and

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able to return to work within two years of the Closing Date, in which case such offers will be on terms and conditions consistent with this Agreement.

     (ii) All Transferred Employees shall cease to actively participate in, be covered by or accrue benefits under the Employee Benefit Plans as of the Closing Date. Prior to the Closing Date, Seller shall take or cause to be taken all necessary actions, as required to terminate the participation of the Transferred Employees in the Employee Benefit Plans, effective as of the Closing Date. Except as otherwise provided in this Section, neither the Purchaser nor any of its Affiliates shall adopt, become a sponsoring employer of, or have any obligation or liability under any of the Employee Benefit Plans.

     (iii) Commencing immediately on the date following the Closing, the Purchaser shall cause the Transferred Employees to be eligible to participate in and to be covered by or accrue benefits under employee benefit plans of Purchaser (“Purchaser’s Plans”). The Purchaser shall cause the Purchaser’s Plans that cover the Transferred Employees or any of their dependents or beneficiaries to treat the employment and service of the Transferred Employees with Seller through the Closing Date as employment and service with Purchaser and its Affiliates for eligibility and vesting but not for the purposes of accrual purposes under Purchaser’s Plans.

     (iv) Any eligible claims for benefits incurred by a Transferred Employee on or before the Closing Date, provided that such employee or his or her dependent or beneficiary, if applicable, was participating in an applicable Employee Benefit Plan on the date the claim was incurred, will be eligible for payment under the Employee Benefit Plan in accordance with Sections 7.8(a)(vi) and (vii) below, and Seller will be liable to Purchaser and will defend, indemnify and hold Purchaser harmless against any and all loss, liability or expense arising out of any such claims.

     (v) Any eligible claims for benefits incurred by a Transferred Employee after the Closing Date, provided that such employee or his or her dependent or beneficiary, if applicable, was participating in the applicable Purchaser’s Plan on the date the claim was incurred, will be eligible for payment under Purchaser’s Plans in accordance with Sections 7.8(a)(vi) and (vii) below, and Purchaser will be liable to Seller and will defend, indemnify and hold harmless Seller against any and all loss, liability or expense arising out of such claims.

     (vi) For the purposes of Sections 7.8(a)(iv) and (v) above, a claim for benefits will be deemed to have been incurred, whether or not reported: (A) with respect to death or dismemberment, on the actual date of death or of dismemberment; (B) with respect to short-term and long-term disability, on the date the claimant became disabled as determined in accordance with the applicable plan; and (C) with respect to all medical, dental or vision claims, on the

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date a service or supply giving rise to the claim under the applicable benefit plan is purchased or received by the claimant or his/her eligible dependent.

     (vii) For the purpose of Sections 7.8(a)(iv) and (v) above, where a claim includes more than one service or supply, each of which occurs at a single point in time (for example, a series of dental appointments related to a treatment plan), each such service or supply will result in a separate claim incurred as of the date on which the supply or service is purchased or received as aforesaid. If sufficient information is not available to identify charges associated with each claim (but is sufficient for payment of the claims in the ordinary course of claims adjudication), the total charges will be pro rated over the number of claims and reimbursed subject to the terms and conditions of the applicable plan. Notwithstanding the foregoing, should a Transferred Employee have been receiving long-term disability benefits at Seller prior to the Closing Date and suffer a recurrence of the same illness or injury, such recurrence shall, if covered by the Seller’s disability insurance plan, be dealt with in accordance with such Seller’s disability insurance plan.

     (b) Information. The Seller shall provide the Purchaser all information relating to each employee of the Seller as the Purchaser may reasonably require in connection with its employment or engagement of such individuals, including initial employment dates, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that shall be usable by the Purchaser and such information shall be true, correct and complete in all respects.

     (c) Seller Benefit Plans.

     (i) Prior to the Closing Date, the Seller shall make, or cause to be made, all contributions and pay all premiums under each Seller Benefit Plan on behalf of employees with respect to periods ending on or prior to the Closing Date, except the types of personnel-related accrued expenses that are reflected on Exhibit 1.1 hereto, which if accrued and not paid shall be included in the Final Working Capital Schedule.

     (ii) Except for amounts set forth in the Final Working Capital Schedule and assumed by the Purchaser as Assumed Liabilities, the Seller shall be solely responsible for all liabilities based upon, arising out of or relating to the Seller Benefit Plans, whether asserted prior to, on or after the Closing. The Purchaser or one of its Affiliates shall be solely responsible for all liabilities based upon, arising out of or relating to the Employee Benefit Plans of the Purchaser or its Affiliates, as applicable, or the employment of the Transferred Employees by the Purchaser or its Affiliates, as applicable, after such Transferred Employee first becomes a Transferred Employee.

     (d) Severance Costs. All Severance Costs shall be treated as Closing Date Indebtedness and shall be set forth in detail in the Closing Date Indebtedness Statement.

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The Seller shall administratively effect the timely payment of all Severance Costs to the employees in accordance with its human resource policies and applicable Laws.

     (e) Communications. Neither the Partner Parties nor the Seller nor any officer, director, employee, agent or representative of the Seller shall make any communication to employees of the Seller regarding any of Purchaser’s Plans or any compensation or benefits to be provided after the Closing Date without the advance approval of the Purchaser, which approval will not be unreasonably withheld or delayed.

     Section 7.9 Transfer Taxes and Fees; Expenses. Any transfer Taxes or recording fees payable as a result of the purchase and sale of the Assets or any other action contemplated hereby (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be paid by the Purchaser. The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing. Any fees incurred in obtaining Required Consents or in otherwise satisfying the Seller’s or Partner Parties’ closing conditions shall be borne by the Seller and the Partner Parties.

     Section 7.10 Insurance. If requested by the Purchaser, the Seller and the Partner Parties shall in good faith cooperate with the Purchaser and take all actions (at the sole cost and expense of the Purchaser) reasonably requested by the Purchaser that are necessary or desirable to permit the Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the policies of insurance maintained by or on behalf of the Seller that are currently in force.

     Section 7.11 Confidentiality. From and after the Closing, each of the Seller and the Partner Parties shall keep confidential all Confidential Information.

     Section 7.12 Non-Solicitation.

     (a) Nonsolicitation. Neither the Seller nor any Partner Party shall, during the Noncompete Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) (x) recruit or solicit or attempt to recruit or solicit, on any of their behalves or on behalf of any other Person, any Transferred Employee, (y) encourage any Person (other than the Purchaser or one of its Affiliates) to recruit or solicit any Transferred Employee, or (z) otherwise encourage any Transferred Employee to discontinue his or her employment by the Purchaser or one of its Affiliates, (ii) solicit any customer of the Purchaser who is or has been a customer of the Seller on or prior to the Closing Date (including, without limitation, any Customer) for the purpose of providing, distributing or selling products or services similar to those sold or provided by the Seller or the Purchaser or (iii) persuade or attempt to persuade any customer or supplier of the Purchaser (or any of its Affiliates conducting business substantially similar to the business of the Purchaser in the Territory) to terminate or modify such customer’s or supplier’s relationship with the Purchaser (or any of its Affiliates

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conducting business substantially similar to the business of the Purchaser in the Territory).

     (b) Referrals. During the Noncompete Period, if and when any Person contacts the Seller or any Partner Party with respect to any aspect of the Business, including, without limitation, inquiries or requests from customers or potential customers with respect to the performance of independent medical examinations, record reviews, expert testimony or other services performed by the Business as of the Closing Date (and, for greater certainty, not related to any Founder’s right to engage in the Practice of Medicine), whether by web contact, phone, email, facsimile, main or otherwise, the Seller and the Partner Party shall immediately refer any such Person to the Purchaser, shall notify the Purchaser of such contact, and shall provide the Purchaser with any and all information that the Seller and the Partner Parties have received from and regarding such Person. Each of the Seller and the Partner Parties further agrees not to disparage the Purchaser Parties in any manner.

     (c) Severability. In the event a judicial or arbitral determination is made that any provision of this Section 7.12 constitutes an unreasonable or otherwise unenforceable restriction against the Seller or any Partner Party, the provisions of this Section 7.12 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Seller or such Partner Party. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 7.12 and to apply the provisions of this Section 7.12 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provisions of this Section 7.12 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the Seller or a Partner Party. The time period during which the prohibitions set forth in this Section 7.12 shall apply shall be tolled and suspended for a period equal to the aggregate time during which the Seller or a Partner Party violates such prohibitions in any respect.

     (d) Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 7.12 may be inadequate and the Purchaser shall be entitled to seek injunctive relief in addition to any other remedy the Purchaser might have hereunder.

     Section 7.13 Name Change. Within five (5) Business Days following the Closing Date, the Seller shall change its name to remove any reference to the name “Direct IME” or any other name used by the Seller in the conduct or operation of its business. As promptly as practicable following the Closing, the Seller shall file in all jurisdictions in which it is qualified to do business all documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling the Purchaser, at or as soon as practicable following the Closing, to use the current company name of the Seller, the Seller shall, at or prior to the Closing, execute and deliver to the Purchaser all consents related to such change of name as may be requested by the Purchaser, and shall otherwise cooperate with the Purchaser.

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     Section 7.14 Customer and Employee Visits. During the period commencing on the date hereof and ending on the Closing Date, and subject to reasonable limitations agreed to among the Seller, the Partner Parties and the Purchaser prior to any discussion or meeting, the Seller and the Partner Parties shall permit the Purchaser to discuss and meet, and shall cooperate in such discussions and meetings, with any of the key employees of the Seller (as determined by the Seller in its sole discretion), and any three (3) Customers of the Seller that the Purchaser so requests. A senior executive of the Seller, reasonably satisfactory to the Purchaser, shall have the right to accompany the Purchaser’s representative to any such meeting and shall participate with the Purchaser’s representative in any such discussions. All costs relating to the actions described in this Section 7.14 shall be borne solely by the Purchaser. The Seller shall promptly notify the Purchaser if a commercial relationship and/or agreement it has with a customer terminates during the period commencing on the date hereof and ending on the Closing Date.

     Section 7.15 Accounts and Notes Receivable.

     (a) The Seller shall cause all notes and accounts receivable and payable of the Seller owing by or to a Partner Party or any director, officer, employee or Affiliate of the Seller existing as of the Closing other than Excluded Affiliate Debt (each, an “Affiliate Loan”) to be paid in full prior to the Closing.

     (b) From and after the Closing, if the Seller or the Partner or a Partner Party receives or collects any Receivables, the Seller or such Partner Party, as applicable, shall remit any such amounts to the Purchaser within five (5) days of each day on which the Seller or such Partner Party, as applicable, receives such sum.

     (c) The Purchaser shall use commercially reasonable efforts, consistent in all material respects with the past practices of the Seller, to collect all Receivables; provided that the Purchaser shall have no obligation under this Agreement to initiate litigation or other collection outside the ordinary course of business.

     Section 7.16 Risk of Loss; Casualty. The risk of loss (other than the risk of SABS-related Losses) with respect to the Assets shall remain with the Seller until the Closing. In the event of any loss (other than SABS-related Losses), damage, or destruction to the Assets (including the Leased Real Property or the improvements thereon), resulting in losses of $50,000 or greater, after the date hereof and prior to the Closing, whether by fire, theft, vandalism, terrorism, flood, earthquake, force majeure or other cause or casualty (a “Casualty”), the Seller shall promptly notify the Purchaser of the occurrence thereof. Upon receipt of such notice, the Purchaser shall have the right to terminate this Agreement in accordance with the provisions of Section 11.1(d). In the event of such Casualty, if the Purchaser chooses not to terminate the Agreement, at the Seller’s option, the Seller shall have the right to (i) repair and restore the loss, damage or destruction before or after the Closing, in which event (a) the Seller shall cause the Assets to be restored to substantially the condition in which they existed immediately prior to the Casualty, (b) the Seller shall be entitled, but not obligated, to postpone the Closing for up to thirty (30) Business Days upon written notice of such postponement to the Purchaser, which notice shall specify a new date for the Closing, and (c) if such repair and restoration work is not completed at Closing, the Purchaser shall have the right to withhold that portion of the Purchase Price equal to the estimated cost of repair and restoration for such Assets, which shall be paid to

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the Seller promptly upon completion of the repair and restoration work, or (ii) without repairing the Casualty, and without recourse or warranty, assign to the Purchaser at the Closing all of the Seller’s right, title and interest, if any, in and to all insurance proceeds payable with respect to the Casualty, and pay the Purchaser the amount of the deductible (or the self-insured retainage) under the Seller’s insurance policy covering the Assets, whereupon the Closing shall take place as if no Casualty had occurred and without any reduction in the Purchase Price.

     Section 7.17 Release.

     (a) In consideration for the Purchase Price, as of and following the Closing Date, the Seller and each Partner Party each knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Purchaser and its Affiliates from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that the Seller or such Partner Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement, the Purchaser Ancillary Documents or the Seller Ancillary Documents, or any fraud or willful misconduct leading to the execution of the foregoing documents.

     (b) As of and following the Closing Date, the Parent and the Purchaser each knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Seller and the Partner Parties and their Affiliates from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that the Purchaser or Parent has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement, the Purchaser Ancillary Documents or the Seller Ancillary Documents, or any fraud or willful misconduct leading to the execution of the foregoing documents.

     Section 7.18 Dissolution of the Seller. Effective upon the time of any dissolution of the Seller, the Partner Parties hereby jointly and severally assume and agree to assume all of the obligations, liabilities and agreements of the Seller in this Agreement and the Seller Ancillary Documents; provided that no such assignment or assumption shall relieve the Seller from any of its obligations, liabilities or agreements under this Agreement or any such Seller Ancillary Document.

     Section 7.19 Terminated Contracts. Effective on the Closing, the Seller and the Partner Parties shall cause each of the Contracts set forth on Exhibit 7.19 to be terminated, such that the Purchaser shall not have any liability related to such Contracts from and after the Closing.

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     Section 7.20 Preservation of Records and Books. The Purchaser shall take all reasonable steps to preserve and keep the records and books of the Seller and/or the Partner Parties delivered to it in connection with the completion of the transactions contemplated by this Agreement for a period of six years from the Closing Date, or for any longer period as may be required by any Laws or any Governmental Entity. With respect to such books and records pertaining to any Excluded Assets or Excluded Liabilities, the Seller may retain copies of such books and records, and the Purchaser shall make such books and records promptly available to the Seller and the Partner Parties (including the right to make, at the Seller’s expense copies) as may be requested by them, him or it. With respect to all other such books and records, the Purchaser shall make such books and records reasonably available to the Seller and the Partner Parties to the extent reasonably required by them to wind down the Seller’s business, to conduct necessary audits, and to comply with applicable Laws. Additionally, the Purchaser shall make available the records and books of the Seller and the Partner Parties to the Seller, the Partner Parties and their respective representatives as set out in Section 3.4(c) and Section 3.5(c).

     Section 7.21 Election Pursuant to Excise Tax Act (Canada). The Purchaser and the Seller agree to jointly elect that no tax be payable pursuant to the Excise Tax Act (Canada) with respect to the sale under this Agreement. The Purchaser will file an election pursuant to section 167 of the Excise Tax Act (Canada) and any corresponding provincial legislation (if applicable), made jointly by the parties, in compliance with the requirements of the Excise Tax Act (Canada).

     Section 7.22 Elections Pursuant to the ITA. If requested by the Purchaser, the Seller shall, as soon as possible after the Closing, jointly execute with the Purchaser an election under section 22 of the Income Tax Act (Canada) and any corresponding provincial legislation (if applicable) as to the sale of the Receivables, shall designate therein the applicable portion of the Purchase Price referred to in Section 3.8 (as adjusted under Section 3.4, Section 3.5 and Section 12.11) as the consideration paid by the Purchaser therefor and shall each file such election with the Canada Revenue Agency forthwith after execution thereof to make such election effective.

     Section 7.23 Issuance of Shares of Parent Stock. The Parent shall take or cause to be taken all necessary steps and proceedings to permit all of the shares of Parent Stock, which are to be issued as part of the Purchase Price in connection with this Agreement, to be validly issued to the Seller as fully-paid and non-assessable shares in the capital of Parent. At any time, upon ten (10) days’ prior written notice to the Parent, the Seller may transfer the Parent Stock issued pursuant to this Agreement to a Founder; provided that prior to the effective time of such transfer, such transferee shall have executed an investor questionnaire in a form reasonably satisfactory to the Parent, and shall have been joined to the Stockholders’ Agreement pursuant to a Joinder. Effective upon the time of any such transfer, such Founder hereby assumes and agrees to assume the obligations, liabilities and agreements of the Seller in this Agreement and any applicable Seller Ancillary Document with respect to the Parent Stock; provided that no such assumption shall relieve the Seller from any of its obligations, liabilities or agreements under this Agreement or any such Seller Ancillary Document.

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ARTICLE VIII
NON-COMPETITION

     Section 8.1 Noncompetition.

     (a) The Seller and the Partner Parties hereby acknowledge that (A) the Purchaser conducts the Business in the Territory and/or has current plans to expand the Business throughout the Territory and (B) to protect adequately the interest of the Purchaser in the business and goodwill of the Seller, it is essential that any noncompetition covenant with respect thereto cover all of the Business and the entire Territory.

     (b) Neither the Seller nor any Partner Party shall, during the Noncompete Period, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (A) engage in the Business within the Territory, (B) have an equity or profit interest in, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting, employment, independent contracting or other nature) or lend money to any Person that engages in the Business within the Territory, or (C) perform, teach or instruct any Person to perform services of a type the Business arranges or facilitates, or which are otherwise related to the Business, including, without limitation, independent medical examinations, record reviews and expert testimony. For clarity, nothing in this Agreement shall prevent any Founder from engaging in the Practice of Medicine in any jurisdiction, including, without limitation, within the Territory.

     (c) In consideration for the covenant granted in this Article VIII, Purchaser agrees to pay to the Seller and the Partner Parties (in such proportions as the Seller and the Partner Parties shall mutually direct), on the Release Date, an amount equal to the Holdback Period Surplus, plus $10. In the event any or all of the Holdbank Period Surplus is not paid to the Seller and the Partner Parties (in such proportions as the Seller and the Partner Parties shall mutually direct) on the Release Date, the Purchaser shall pay to the Seller and the Partner Parties (in such proportions as the Seller and the Partner Parties shall mutually direct) any Holdback Period Surplus amount outstanding with simple interest thereon from the Release Date to the date of payment at a rate equal to six percent (6%) per annum.

     (d) Purchaser agrees that, if requested by Seller, it will jointly execute an election pursuant to paragraph 56.4(3)(b) of the Income Tax Act (Canada) (or any provincial equivalent) in respect of the covenants given in this Article VIII. Seller agrees that it bears the sole responsibility for completing such election in accordance with paragraph 56.4(3)(b) of the Income Tax Act (Canada) and shall be liable for any costs (including any penalties for filing such election beyond the statutorily required period). The Purchaser will not be responsible for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete such election or to properly file such election with the relevant Governmental Entities.

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     Section 8.2 Severability. In the event a judicial or arbitral determination is made that any provision of this Article VIII constitutes an unreasonable or otherwise unenforceable restriction against the Seller or any Partner Party, the provisions of this Article VIII shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Seller or such Partner party. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Article VIII and to apply the provisions of this Article VIII to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provisions of this Article VIII is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the Seller or a Partner Party. The time period during which the prohibitions set forth in this Article VIII shall apply shall be tolled and suspended for a period equal to the aggregate time during which the Seller or a Partner Party violates such prohibitions in any respect.

     Section 8.3 Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Article VIII may be inadequate and the Purchaser shall be entitled to seek injunctive relief in addition to any other remedy the Purchaser might have hereunder.

ARTICLE IX
CONDITIONS TO CLOSING

     Section 9.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Purchaser) at or prior to the Closing of each of the following additional conditions:

     (a) Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued or Law passed by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Purchaser or a material restriction on the Purchaser’s operation of its business as a result of such matter.

     (b) Consents. All Required Consents shall have been obtained or made on terms and conditions reasonably satisfactory to the Purchaser.

     (c) Representations and Warranties. Each of the representations and warranties of the Seller and the Partner Parties set forth in Article IV and of the Partner Parties contained in Article V shall have been true and correct in all material respects as

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of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

     (d) Performance of Obligations of the Seller and the Partner Parties. The Seller and the Partner Parties shall have performed in all material respects all covenants and agreements required to be performed by them hereunder at or prior to the Closing.

     (e) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred (nor shall the Purchaser have become aware of) any Material Adverse Effect.

     (f) Closing Date Indebtedness Statement. The Seller shall have delivered to the Purchaser the Closing Date Indebtedness Statement in accordance with Section 3.2.

     (g) Payoff Letters. The Seller shall have delivered to the Purchaser satisfactory payoff letters (the “Payoff Letters”) evidencing that the Closing Date Indebtedness shall be repaid in full by such disbursement of a portion of the Purchase Price.

     (h) Release of Liens. The Purchaser shall have received evidence reasonably satisfactory to it that all Liens affecting any Asset (other than Permitted Liens) have been released, or will be released upon repayment of the Closing Date Indebtedness pursuant hereto.

     (i) Landlord Acknowledgement. The Seller shall have delivered to the Purchaser an acknowledgement and consent certificate in substantially the form attached hereto as Exhibit 9.1(i), executed by the landlord of each Leased Real Property.

     (j) Affiliate Loans. The Purchaser shall have received evidence, satisfactory to the Purchaser, that the Affiliate Loans have been paid in full.

     (k) Lender Due Diligence Review. The Administrative Agent and the Lenders shall have completed to their satisfaction the due diligence review of the operations, condition (financial and other), prospects, assets and liabilities of the Seller and its business.

     (l) Customer Visits. The Purchaser shall have completed to its reasonable satisfaction successful Customer meetings pursuant to Section 7.14 hereto and shall have completed its diligence of any matters reasonably arising out of such visits.

     (m) Subordination Agreement. The Partner Parties shall have entered into a subordination agreement in substantially the form attached hereto as Exhibit 9.1(m)(the “Subordination Agreement”), pursuant to which the Partner Parties shall agree to subordinate any payments in respect of a Holdback Period Surplus under Section 3.5 to the obligations under the Loan Agreement.

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     (n) Employment Agreement. Greg Cumiskey shall have entered into an employment agreement with the Purchaser in substantially the form attached hereto as Exhibit 9.1(n) (the “Founder Employment Agreement”).

     (o) Transferred Employees. Each Transferred Employee shall have executed a non-solicitation and confidentiality agreement, on terms satisfactory to the Purchaser, with respect to such Transferred Employee’s employment with the Purchaser.

     (p) Stockholders’ Agreement. The Seller shall have executed an investor questionnaire in a form reasonably satisfactory to the Purchaser and shall have been joined to the Parent’s Stockholders’ Agreement pursuant to a joinder agreement (the “Joinder”).

     (q) Intellectual Property Assignment Agreements. The Seller and the Partner Parties shall have executed any and all intellectual property assignment agreements necessary to transfer the Seller Intellectual Property to the Purchaser, in each case in a form reasonably satisfactory to the Purchaser, to be filed, where appropriate, with the relevant Government Entity at Purchaser’s sole expense.

     (r) Ancillary Documents. The Seller shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 10.2.

     Section 9.2 Conditions to Obligations of the Seller and the Partner Parties. The obligations of the Seller and the Partner Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Seller or Partner Parties, as applicable) at or prior to the Closing of each of the following additional conditions:

     (a) Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Seller.

     (b) Representations and Warranties. Each of the representations and warranties of the Purchaser and the Parent set forth in Article VI shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date.

     (c) Performance of Obligations by the Purchaser and Parent. The Purchaser and Parent shall have performed in all material respects all covenants and agreements required to be performed by them hereunder on or prior to the Closing Date.

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     (d) Joinder to Stockholders’ Agreement. The Parent shall have executed the Joinder, which, together with the investor questionnaire referenced in Section 9.1(p), shall contain the necessary provisions to ensure compliance with applicable Canadian securities laws, including, without limitation, a provision setting out the stock certificate legend with applicable resale restriction.

     (e) Ancillary Documents. The Purchaser shall have delivered, or caused to be delivered, to the Seller the payments and documents listed in Section 10.3.

ARTICLE X
CLOSING

     Section 10.1 Closing. Subject to a Party’s right to terminate this Agreement pursuant to Article XI and the satisfaction or waiver of the conditions set forth in Article IX, the Closing shall occur at 5:00 p.m. Eastern Time on the date no later than five (5) Business Days following the date when all of the conditions set forth in Article IX have been satisfied or otherwise waived by the appropriate Party (the “Closing”), or such other date or time as the Parties may agree. The Closing shall take place by the email transmission of executed PDF documents among the Parties and via wire transfer of funds, to be coordinated by the Parties’ legal counsel, or at such other place and time, and by such other method as the Parties may otherwise agree.

     Section 10.2 Seller Closing Deliveries. At the Closing, the Seller and the Partner Parties, as applicable, shall deliver to the Purchaser the following:

     (a) (i) a certificate executed by the Partner Parties and (ii) a certificate executed by a duly authorized officer of the Seller, in each case as to compliance with the conditions set forth in Section 9.1(c) and Section 9.1(d) hereof;

     (b) executed bills of sale, instruments of assignment, certificates of title documents, deeds and other conveyance documents, dated as of the Closing Date, transferring to the Purchaser all of the Seller’s right, title and interest in and to the Assets, together with possession of the Assets, including a bill of sale substantially in the form of Exhibit 10.2(b) (the “Bill of Sale”);

     (c) an assignment and assumption agreement substantially in the form of Exhibit 10.2(c) (the “Assignment and Assumption Agreement”), executed by the Seller;

     (d) an assignment and assumption agreement in respect of each of the Leases, pursuant to which the Seller and the Partner Parties will indemnify the Purchaser in respect of all claims under each Lease arising at any time prior to the Closing Date;

     (e) a certificate by the Secretary or any Assistant Secretary of the Seller, dated the Closing Date, as to (1) the good standing of the Seller in its jurisdiction of formation and in each other jurisdiction where it is qualified to do business, (2) the completeness and correctness of the partnership agreement of the Seller, and (3) the effectiveness of the resolutions of the management committee of the Seller and the Partners of the Seller authorizing the execution, delivery and performance hereof by the Seller passed in connection herewith and the transactions contemplated hereby;

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     (f) a certificate by an officer of each Partner, dated the Closing Date, as to the effectiveness of the resolutions of the board of directors of such Partner authorizing the execution, delivery and performance hereof by the Partner passed in connection herewith and the transactions contemplated hereby;

     (g) the election(s) requested by the Seller pursuant to Section 7.21; and

     (h) all other documents required to be entered into by the Seller and the Partner Parties pursuant hereto or reasonably requested by the Purchaser to convey the Assets to the Purchaser or to otherwise consummate the transactions contemplated hereby.

     Section 10.3 Purchaser and Parent Closing Deliveries. On the Closing, the Purchaser and the Parent, as applicable, shall deliver, or caused to be delivered, to the Seller the following:

     (a) the portion of the Purchase Price to be paid at Closing pursuant to Section 3.3, paid and delivered in accordance with such Section;

     (b) (i) a certificate executed by a duly authorized officer of the Purchaser, and (ii) a certificate executed by a duly authorized officer of the Parent, in each case, as to compliance with the conditions set forth in Section 9.2(b) and Section 9.2(c) hereof;

     (c) a true and complete copy of a certificate of good standing dated as of the Closing Date issued by the Delaware Secretary of State, evidencing the Parent’s existence and good standing in the jurisdiction of its incorporation;

     (d) the Assignment and Assumption Agreement, executed by the Purchaser; and

     (e) all other documents required to be entered into or delivered by the Purchaser and the Parent at or prior to the Closing pursuant hereto or reasonably requested by the Seller to convey the shares of Parent Stock at the Closing or to otherwise consummate the transactions contemplated hereby.

ARTICLE XI
TERMINATION

     Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) in writing by mutual consent of the Purchaser and the Seller;

     (b) by written notice by the Purchaser to the Seller, if there has been a breach of any representation, warranty, covenant or agreement by the Seller or a Partner Party, or any such representation or warranty shall become untrue after the date hereof, such that Section 9.1(c) or Section 9.1(d) would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) ten (10) days after written notice thereof is given by the Purchaser to the Seller and (ii) the Expiration Date;

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     (c) by written notice by the Seller to the Purchaser, if there has been a breach of any representation, warranty, covenant or agreement or the Purchaser or the Parent, or any such representation or warranty shall become untrue after the date hereof, such that Section 9.2(b) or Section 9.2(c) would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) ten (10) days after written notice thereof is given by the Seller to the Purchaser and (ii) the Expiration Date;

     (d) by written notice by the Seller to the Purchaser or the Purchaser to the Seller, as the case may be, if there shall be any Law (other than any Law relating to privacy in respect of the transfer, under this Agreement, of records containing information without providing notice and/or obtaining consent) of any Governmental Entity that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any order of any Governmental Entity prohibiting such transactions is entered;

     (e) by written notice from the Purchaser to the Seller under the circumstances described in Section 7.16; or

     (f) by written notice by the Seller to the Purchaser or the Purchaser to the Seller, as the case may be, in the event the Closing has not occurred on or prior to July 1, 2010 (the “Expiration Date”) for any reason other than delay or nonperformance or breach of this Agreement by the Party seeking such termination.

     Section 11.2 Specific Performance. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may seek specific performance of such covenant or agreement.

     Section 11.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Article XI, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or its partners, officers, directors, or shareholders, except for obligations under Section 7.7 (Public Announcements), Section 7.11 (Confidentiality), Section 11.2 (Specific Performance), Section 13.1 (Notices), Section 13.5 (Controlling Law), Section 13.6 (Severability), Section 13.8 (Enforcement of Certain Rights), Section 13.9 (Waiver; Amendment), Section 13.14 (Transaction Costs) and this Section 11.3, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability for any breach hereof.

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ARTICLE XII
INDEMNIFICATION

     Section 12.1 Indemnification Obligations of the Seller and the Partner Parties.

     (a) The Seller and the Partner Parties shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all valid Losses arising out of, relating to or resulting from:

     (i) any breach or inaccuracy of any representation or warranty made by the Seller or the Partner Parties in Article IV of this Agreement or in any Seller Ancillary Document, whether such representation or warranty is made as of the date hereof or as of the Closing Date;

     (ii) any non-fulfillment or breach of any covenant, agreement or undertaking made by the Seller or the Partner Parties in this Agreement or any Seller Ancillary Documents;

     (iii) any liability or obligation of the Seller or a Partner Party of any nature whatsoever (except the Assumed Liabilities), including, without limitation, the Specifically Excluded Liabilities;

     (iv) notwithstanding Section 13.11 (Compliance with Bulk Sales Laws), non-compliance by the Parties with any applicable bulk sales Law, including the Bulk Sales Act (Ontario);

     (v) failure by the Seller to obtain a clearance certificate pursuant to section 6 of the Retail Sales Tax Act (Ontario);

     (vi) Customer Overpayments; and

     (vii) failure by the Seller (A) to be registered with the Workplace Safety & Insurance Board or (B) to otherwise comply with the Workplace Safety and Insurance Act (Ontario), for the period up to and including the Closing Date.

     (b) The Partner Parties shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all valid Losses arising out of or relating to any breach or inaccuracy of any representation or warranty made by the Partner Parties in Article V of this Agreement or in any Seller Ancillary Document, whether such representation and warranty is made as of the date hereof or as of the Closing Date.

     The Losses of the Purchaser Indemnified Parties described in this Section 12.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

     Section 12.2 Indemnification Obligations of the Purchaser and the Parent. The Purchaser and the Parent shall, jointly and severally, indemnify, defend and hold harmless the

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Seller Indemnified Parties from, against, and in respect of, any and all valid Losses arising out of, relating to or resulting from:

     (a) any breach or inaccuracy of any representation or warranty made by the Purchaser or the Parent in this Agreement or in any Purchaser Ancillary Document, whether such representation or warranty is made as of the date hereof or as of the Closing Date;

     (b) Third-Party Claims against the Seller or the Partner Parties due solely to the acquisition, ownership and interest in the Assets by the Purchaser or the Parent and/or the operation of the Purchased Business by the Purchaser or the Parent, which arise out of events occurring on or after the Closing or in respect of obligations to be observed, paid, discharged or performed at any time on or after the Closing, and not arising out of or resulting from the actions or omissions of the Seller or the Partner Parties or the operation of the Business prior to the Closing;

     (c) Third-Party Claims (including, without limitation, investigations brought by a privacy commissioner) against the Seller or the Partner Parties arising out of the transfer by the Seller or the Partner Parties to the Purchaser or the Parent of records containing information under this Agreement without providing notice and/or obtaining consent;

     (d) Third-Party Claims (including, without limitation, investigations brought by a privacy commissioner) against the Seller or the Partner Parties arising out of any breach of any privacy legislation by the Purchaser or the Parent in respect of records containing information about any identifiable individual transferred by the Seller or the Partner Parties to the Purchaser or the Parent, and which arise out of events occurring after the Closing;

     (e) any non-fulfillment or breach of any covenant, agreement or undertaking made by the Purchaser or the Parent in this Agreement or in any Purchaser Ancillary Document; and

     (f) the Assumed Liabilities and any portion of the Closing Date Indebtedness including in the Final Working Capital Schedule.

     The Losses of the Seller Indemnified Parties described in this Section 12.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

     Section 12.3 Indemnification Procedure.

     (a) Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (“Third-Party Claim”), such Indemnified Party shall provide written notice thereof to the Party obligated to indemnify under this Agreement (the “Indemnifying Party”), provided,

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however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20)-day period, then any Purchaser Losses or any Seller Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any Third-Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

     (b) No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain the defense of such Third-Party Claim pursuant to Section 12.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

     (c) In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a third party complaint, dispute or claim (“Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party so to notify

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the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 12.3(c) (unless such failure results in prejudice to the Indemnifying Party) it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 12.4. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Article or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article XII, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement or by submitting such dispute to a court or body of competent jurisdiction) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

     Section 12.4 Survival Period. The representations and warranties of the Parties contained herein and the indemnification obligation of the Seller and the Partner Parties set out in Section 12.1(a)(vii) shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, twelve (12) months following the Closing Date; provided, however, that (a) each of the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.7 (Sufficiency of and Title to Assets), Section 4.16 (Tax Returns; Taxes), Section 4.18 (Seller Benefit Plans), Section 4.22(d) (Intellectual Property), Section 4.23 (Affiliate Matters), Section 4.25 (Licenses), Section 4.29 (Brokers, Finders and Investment Bankers), Section 4.31 (Investment Representations), Section 5.1 (Authorization and Validity of Agreement), Section 6.1 (Organization), Section 6.2 (Authorization), Section 6.4 (Capitalization of the Parent) and Section 6.5 (Issuance of Shares) (collectively, the “Surviving Representations”), shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely. The covenants and agreements of the Parties hereunder shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

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     Section 12.5 Liability Limits. Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim against the Seller and the Partner Parties for indemnification under Section 12.1(a)(i) for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds $83,490 (the “Purchaser Basket”), in which event the Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses in excess of $41,745 (the “Purchaser Deductible”), up to, but not to exceed $8,349,085 (the “Purchaser Cap”). Notwithstanding the foregoing, the Purchaser Basket, the Purchaser Deductible and the Purchaser Cap shall not apply to any Purchaser Losses arising out of or related to fraud, willful misconduct or a breach of the Surviving Representations, and the Seller and the Partner Parties (as applicable) shall be liable for all Purchaser Losses with respect thereto.

     Section 12.6 Earnings Multiple. In the event the Purchaser asserts a claim arising from any matter which directly or indirectly negatively impacts the normalized EBITDA of the Seller for the trailing twelve (12) months ended February 28, 2010 or the valuation set forth on Exhibit 12.6 on a historical or pro forma basis, any damages claimed shall reflect a 4.75 multiplication factor in their calculation.

     Section 12.7 Set-Off. Any Party shall be entitled to deduct and set off any amount owing to it by another Party pursuant to this Article XII from and against any other amount owing by such first mentioned Party to the other Party pursuant to this Agreement; provided that the Purchaser’s right of set off in the form of a reduction in the Holdback Amount for the purposes of this Agreement shall be limited to only those Purchaser Losses which arise within twelve (12) months of the Closing Date.

     Section 12.8 Exclusive Remedy. Except for actions grounded in fraud or willful misconduct, from and after the Closing, the remedies provided in this Article XII shall constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated hereby or the Business prior to the date hereof; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or injunction upon application to a court of competent jurisdiction to require a party to perform its obligations under this Agreement or any agreement entered into in connection herewith.

     Section 12.9 One Recovery. Any Indemnified Party shall not be entitled to double recovery for any claim, whether or not the claim may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by the Indemnifying Party in this Agreement. For greater certainty and notwithstanding any provision in this Agreement to the contrary, the Purchaser Indemnified Parties shall under no circumstances have any right to seek indemnification and the Seller and the Partner Parties shall have no obligation under this Article XII in respect of any claim entitling the Purchaser to a payment pursuant to this Article XII where the Holdback Amount has been reduced in the amount and in respect of any Working Capital Deficit by way of setoff pursuant to Section 3.6(d).

     Section 12.10 Insurance and Tax Recoveries. Following the time any Indemnified Party receives payment (cash or otherwise) from an Indemnifying Party with respect to Losses under

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this Article XII, such Indemnified Party shall pay to the Indemnifying Party any net insurance proceeds, or tax proceeds (to the extent reflecting a contemporaneous net tax benefit to the Indemnified Party), actually collected by the Indemnified Party with respect to such Losses, less any fees and expenses incurred by the Indemnified Party in collecting such tax or insurance proceeds, up to the amount of such monetary payment; provided that, other than using commercially reasonable efforts to promptly file a claim for covered Losses, in no event shall the Indemnified Party be required to pursue collection or recovery of any insurance proceeds from any insurer, whether by litigation or otherwise.

     Section 12.11 Adjustment to Purchase Price. For greater certainty, any indemnity payments made pursuant to this Article XII shall be treated by the Seller and the Purchaser as adjustments to the Purchase Price, and shall be allocated as goodwill. It is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all federal and provincial tax purposes, and the Parties agree to file their Tax returns accordingly.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

     Section 13.1 Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by electronic mail, telecopy transmission, a national overnight courier service or registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Purchaser
Parties:	c/o ExamWorks, Inc.
3280 Peachtree Road, Suite 2625
Atlanta, GA 30305
USA
Attn: James K. Price, Co-Chairman
Facsimile No.: (646) 358-1779
Email: jimprice@examworks.com

with a copy to:	Torys LLP
Suite 3000
79 Wellington Street West
Box 270, TD Centre
Toronto, ON M5K 1N2
Attn: Michael F. E. Akkawi
Facsimile No.: (416) 865-7380
Email: makkawi@torys.com

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To the Seller or the
Partner Parties:	Direct IME
3447 Kennedy Road, Suite 216
Scarborough, Ontario
M1V3S1
Attn: Greg Cumiskey
Facsimile No.: (416) 609-9021
Email: greg@directime.ca

with a copy to:	Goodmans LLP
333 Bay St., Suite 3400
Toronto, ON M5H 2S7
Attn: Neil Sheehy / Kirk Rauliuk
Facsimile No.: (416) 979-1234
Email: nsheehy@goodmans.ca / krauliuk@goodmans.ca

or to such other representative or at such other postal address, facsimile number or electronic mail address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by telephone (with a copy sent by a national courier service or mail upon or promptly following such facsimile transmission), (c) upon transmission by electronic mail if receipt is confirmed (with a copy sent by a national courier service or mail upon or promptly following such electronic mail transmission), (d) on the first (1st) Business Day following delivery to a national overnight courier service or (e) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

     Section 13.2 Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

     Section 13.3 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights (or its obligations hereunder) to one or more Affiliates of the Purchaser, to a successor (or surviving entity to a merger) upon the sale of all or substantially all of its assets or business, or to its lenders under its credit facilities; provided that in no event shall such assignment relieve the Purchaser or the Parent of either of their obligations to the Seller and the Partner Parties hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

     Section 13.4 Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

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     Section 13.5 Controlling Law. This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement, provided that matters arising under Section 3.4, Section 3.5 and Section 3.6 shall first be governed by the dispute resolution mechanisms set forth in Section 3.4 and Section 3.5.

     Section 13.6 Severability. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by Law, the parties waive any provision of Law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

     Section 13.7 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic mail, facsimile or other electronic means), each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

     Section 13.8 Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties and, only with respect to Article XII, the Purchaser Indemnified Parties and the Seller Indemnified Parties and the respective successors or permitted assigns of each of the foregoing, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

     Section 13.9 Waiver; Amendment. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

     Section 13.10 Entire Agreement. This Agreement and the documents executed pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, partners, employees or agents, to any other party to this

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Agreement or its directors, officers, partners, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

     Section 13.11 Compliance with Bulk Sales Laws. Subject to Section 13.1(a)(iv), each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

     Section 13.12 Interpretation. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender. References herein to any Law shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder. The words “include,” “includes,” and “including” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections, Schedules and Exhibits of this Agreement.

     Section 13.13 Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

     Section 13.14 Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) the Purchaser Parties shall pay the fees, costs and expenses of the Purchaser Parties incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of their financial advisors, accountants and counsel, and (b) the Seller and the Partner Parties shall pay the fees, costs and expenses of the Seller and the Partner Parties incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of financial advisors, accountants and counsel to the Seller and the Partner Parties (the “Seller Transaction Expenses”). Notwithstanding the foregoing, if the Closing does not occur due to the non-fulfillment of Section 9.1(k) hereto as a condition to Closing, the Purchaser shall pay fifty percent (50%) of the Seller Transaction Expenses incurred from February 26, 2010 until the date the Purchaser notifies the Seller that the Closing will not occur as a result of the non-fulfillment of such condition.

[Signatures begin on following page.]

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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PARENT: EXAMWORKS GROUP, INC.

By:
Name:	Richard E. Perlman
Title:	Co-Chairman and Co-CEO

PURCHASER: DIRECT IME CORP.

By:
Name:	Richard E. Perlman
Title:	Co-Chairman and Co-CEO

[Signatures continue on following page.]

(Signature Pages to Asset Purchase Agreement)

CONFIDENTIAL

SELLER: DIRECT IME

By:
Name:	Greg Cumiskey
Title:	Managing Partner

PARTNERS: DIRECT IME INC.

By:
Name:	Greg Cumiskey
Title:	President

DIRECT IME OCCUPATIONAL THERAPY SERVICES INC.

By:
Name:	Greg Cumiskey
Title:	President

FOUNDERS:

Greg Cumiskey

Eleanor Cumiskey

(Signature Pages to Asset Purchase Agreement)